                                                                     EXHIBIT 4.2



                                   $70,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                             Dated as of May 4, 2001

                                      among

                             AMERICHOICE CORPORATION

                                    as Parent

                                       and

                        AMERICHOICE HEALTH SERVICES, INC.

                                   as Borrower

                                       and

                  THE INITIAL LENDERS AND INITIAL ISSUING BANK
                                  NAMED HEREIN

                   as Initial Lenders and Initial Issuing Bank

                                       and

                              BANK OF AMERICA, N.A.

                  as Administrative Agent and Collateral Agent,

                            FIRST UNION NATIONAL BANK

                              as Syndication Agent

                                       and

                         BANC OF AMERICA SECURITIES LLC

                                   as Arranger

                                TABLE OF CONTENTS


Section                                                                               Page
ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS ........................................    1

   SECTION 1.01.  CERTAIN DEFINED TERMS ............................................    1
   SECTION 1.02.  COMPUTATION OF TIME PERIODS ......................................   27
   SECTION 1.03.  ACCOUNTING TERMS .................................................   28
   SECTION 1.04.  CURRENCY EQUIVALENTS GENERALLY ...................................   28

ARTICLE II  AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT ............   28

   SECTION 2.01.  THE ADVANCES .....................................................   28
   SECTION 2.02.  MAKING THE ADVANCES ..............................................   29
   SECTION 2.03.  ISSUANCE OF AND DRAWINGS AND REIMBURSEMENT UNDER LETTERS OF CREDIT   31
   SECTION 2.04.  REPAYMENT OF ADVANCES ............................................   32
   SECTION 2.05.  TERMINATION OR REDUCTION OF THE COMMITMENTS ......................   34
   SECTION 2.06.  PREPAYMENTS ......................................................   35
   SECTION 2.07.  INTEREST .........................................................   36
   SECTION 2.08.  FEES .............................................................   37
   SECTION 2.09.  CONVERSION OF ADVANCES ...........................................   38
   SECTION 2.10.  INCREASED COSTS, ETC .............................................   39
   SECTION 2.11.  PAYMENTS AND COMPUTATIONS ........................................   41
   SECTION 2.12.  TAXES ............................................................   43
   SECTION 2.13.  SHARING OF PAYMENTS, ETC .........................................   45
   SECTION 2.14.  USE OF PROCEEDS ..................................................   46
   SECTION 2.15.  DEFAULTING LENDERS ...............................................   46
   SECTION 2.16.  REMOVAL OF A LENDER PARTY ........................................   48

ARTICLE III  CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT ..............   49

   SECTION 3.01.  CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT ..............   49
   SECTION 3.02.  CONDITIONS PRECEDENT TO EACH BORROWING AND ISSUANCE AND RENEWAL ..   52
   SECTION 3.03.  DETERMINATIONS UNDER SECTION 3.01 ................................   53

ARTICLE IV  REPRESENTATIONS AND WARRANTIES .........................................   53

   SECTION 4.01.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER ...................   53

ARTICLE V  COVENANTS OF THE PARENT AND THE BORROWER ................................   57

   SECTION 5.01.  AFFIRMATIVE COVENANTS ............................................   57
   SECTION 5.02.  NEGATIVE COVENANTS ...............................................   61
   SECTION 5.03.  REPORTING REQUIREMENTS ...........................................   69
   SECTION 5.04.  FINANCIAL COVENANTS ..............................................   72

ARTICLE VI  EVENTS OF DEFAULT ......................................................   73

   SECTION 6.01.  EVENTS OF DEFAULT ................................................   73
   SECTION 6.02.  ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT .........   75

ARTICLE VII  THE AGENTS ............................................................   76

   SECTION 7.01.  AUTHORIZATION AND ACTION .........................................   76
   SECTION 7.02.  AGENTS' RELIANCE, ETC ............................................   77
   SECTION 7.03.  BANK OF AMERICA, BAS AND AFFILIATES ..............................   77
   SECTION 7.04.  LENDER PARTY CREDIT DECISION .....................................   77
   SECTION 7.05.  INDEMNIFICATION ..................................................   78

   SECTION 7.06.  SUCCESSOR AGENTS .................................................   79

ARTICLE VIII  PARENT GUARANTY ......................................................   79

   SECTION 8.01.  PARENT GUARANTY ..................................................   79
   SECTION 8.02.  GUARANTY ABSOLUTE ................................................   80
   SECTION 8.03.  WAIVERS AND ACKNOWLEDGMENTS ......................................   82
   SECTION 8.04.  SUBROGATION ......................................................   82
   SECTION 8.05.  CONTINUING GUARANTY; ASSIGNMENTS .................................   83

ARTICLE IX  MISCELLANEOUS ..........................................................   83

   SECTION 9.01.  AMENDMENTS, ETC ..................................................   83
   SECTION 9.02.  NOTICES, ETC .....................................................   84
   SECTION 9.03.  NO WAIVER; REMEDIES ..............................................   84
   SECTION 9.04.  COSTS AND EXPENSES ...............................................   85
   SECTION 9.05.  RIGHT OF SETOFF ..................................................   86
   SECTION 9.06.  BINDING EFFECT ...................................................   86
   SECTION 9.07.  ASSIGNMENTS AND PARTICIPATIONS ...................................   86
   SECTION 9.08.  EXECUTION IN COUNTERPARTS ........................................   89
   SECTION 9.09.  NO LIABILITY OF THE ISSUING BANK .................................   89
   SECTION 9.10.  CONFIDENTIALITY ..................................................   90
   SECTION 9.11.  RELEASE OF COLLATERAL ............................................   90
   SECTION 9.12.  JURISDICTION, ETC ................................................   90
   SECTION 9.13.  GOVERNING LAW ....................................................   90
   SECTION 9.14.  WAIVER OF JURY TRIAL .............................................   91

SCHEDULES

Schedule I            -      Commitments and Applicable Lending Offices
Schedule II           -      Subsidiary Guarantors
Schedule III          -      Equity Investors
Schedule 4.01(b)      -      Subsidiaries
Schedule 4.01(d)      -      Governmental Approvals
Schedule 4.01(f)      -      Disclosed Litigation
Schedule 4.01(p)      -      Existing Debt
Schedule 4.01(q)      -      Surviving Debt
Schedule 4.01(r)      -      Liens
Schedule 4.01(s)      -      Leased Real Property
Schedule 4.01(t)      -      Investments
Schedule 4.01(u)      -      Intellectual Property
Schedule 4.01(v)      -      Material Contracts
Schedule 5.02(f)      -      Pending Acquisitions


EXHIBITS

Exhibit A-1    -      Form of Term Note
Exhibit A-2    -      Form of Working Capital Note
Exhibit B-1    -      Form of Notice of Borrowing
Exhibit B-2    -      Form of Notice of Conversion
Exhibit C      -      Form of Assignment and Acceptance
Exhibit D      -      Form of Security and Pledge Agreement
Exhibit E      -      Form of Subsidiary Guaranty
Exhibit F-1    -      Form of Opinion of Borrower's Counsel
Exhibit F-2    -      Form of Opinion of Meyer, Suozzi, English & Klein, P.C.
Exhibit F-3    -      Form of Opinion of Blank Rome Comisky & McCauley LLP
Exhibit F-4    -      Form of Opinion of Osborn Maledon, P.A.
Exhibit F-5    -      Form of Opinion of Cohen Mohr LLP
Exhibit G      -      Form of Solvency Certificate
Exhibit H      -      Form of Intercompany Subordination Agreement

                      AMENDED AND RESTATED CREDIT AGREEMENT

      AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 4, 2001 (this "Credit Agreement") among AMERICHOICE CORPORATION, a Delaware corporation (the "Parent"), AMERICHOICE HEALTH SERVICES, INC., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof under the caption "Initial Lenders" (the "Initial Lenders"), BANK OF AMERICA, N.A. ("Bank of America"), as the initial issuer of Letters of Credit (as hereinafter defined) (the "Initial Issuing Bank") and as the administrative agent (together with any successor thereto appointed pursuant to Article VII, the "Administrative Agent") and collateral agent (together with any successor thereto appointed pursuant to Article VII, the "Collateral Agent") for the Lender Parties (as hereinafter defined), FIRST UNION NATIONAL BANK, as syndication agent (the "Syndication Agent") and BANC OF AMERICA SECURITIES LLC ("BAS"), as arranger for the Facilities (as hereinafter defined).

                             PRELIMINARY STATEMENTS:

      WHEREAS, a $55 million term loan and working capital revolving credit facility (the "Existing Credit Facility") was established in favor of the Borrower pursuant to the terms of that credit agreement dated as of November 13, 1998 (as amended and modified, the "Existing Credit Agreement") among the Parent, the Borrower, the lenders identified therein and NationsBank, N.A., a national banking association now known as Bank of America, N.A., as Administrative Agent and Collateral Agent;

      WHEREAS, the Borrower has requested certain modifications, including, among other things, an increase in commitments under the Existing Credit Facility;

      WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions provided herein;

      WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. Certain Defined Terms.

      As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

            "Acquisition" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transactions in a series of transactions, directly or indirectly acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity, or any such entity or any division of such an entity becomes a Subsidiary of such Person.

            "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

            "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Bank of America at its office at 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255, Account No. 136621-22506, Attention: Corporate Credit Services, or such other account maintained by the Administrative Agent and designated by the Administrative Agent as such in a written notice to the Borrower and each of the Lender Parties.

            "Administrative Services Agreements" means any and all administrative services, consulting, corporate allocation, management, tax allocation and similar agreements between or among the Parent, the Borrower and the HMO Subsidiaries.

            "Advance" means a Term Advance, a Working Capital Advance or a Letter of Credit Advance, as the context may require.

            "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

            "Affiliate Employment Agreement" means any agreement between an Affiliate of the Parent, on the one hand, and the Parent or any Subsidiary of the Parent, on the other hand, providing for the provision of employment, consulting or management services by such Affiliate.

            "Agents" means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and each co-agent or sub-agent appointed by the Collateral Agent from time to time pursuant to Section 7.01(b).

            "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:
      (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "Master Agreement"), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Loan Party or Subsidiary were the sole "Affected Party" and (iii) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge

      Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or such Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or such Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the Master Agreement.

            "Applicable Lending Office" means (a) with respect to the Issuing Bank, the Issuing Bank's Base Rate Lending Office for all purposes of this Agreement and (b) and with respect to each other Lender Party, such Lender Party's Base Rate Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

            "Applicable Margin" means (i) from the date hereof and for a period of six months therefrom, 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurodollar Rate Advances, and (ii) thereafter, a percentage per annum determined by reference to the Consolidated Debt/EBITDA Ratio as set forth below:

                                        Base Rate Advances        Eurodollar Rate Advances
                                        ------------------        ------------------------
            Level I
            less than 1.5:1.0           1.00%                     2.00%

            Level II
            1.5:1.0 or greater,
            but less than 2.0:1.0       1.25%                     2.25%

            Level III
            2.0:1.0 or greater          1.50%                     2.50%

      The Applicable Margin for each Base Rate Advance shall be determined by reference to the ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of a Responsible Officer of the Borrower demonstrating such ratio and (B) the Applicable Margin shall be at Level III for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso within 5 days after the date required under Section 5.03(b) or (c), as the case may be.

            "Applicable Percentage" means, with respect to the Commitment Fee,
      (i) from the date hereof and for a period of six months therefrom, 0.425% per annum and (ii) thereafter, a percentage per annum determined by reference to the Consolidated Debt/EBITDA Ratio as set forth below:

                                               Commitment Fee
                                               --------------
            Level I
            less than 1.5:1.0                  0.375%

            Level II
            1.5:1.0 or greater,
            but less than 2.0:1.0              0.425%

            Level III
            2.0:1.0 or greater                 0.500%

      The Applicable Percentage shall be determined by reference to the ratio in effect from time to time; provided, however, that (A) no change in the Applicable Percentage shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of a Responsible Officer of the Borrower demonstrating such ratio and (B) the Applicable Percentage shall be at Level III for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso within 5 days after the date required under Section 5.03(b) or
      (c), as the case may be.

            "Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

            "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

            "Bank Hedge Agreement" means any interest rate Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

            "Bank of America" has the meaning specified in the recital of parties to this Agreement.

            "BAS" has the meaning specified in the recital of parties to this Agreement.

            "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                  (a) the rate of interest established by Bank of America from time to time as its prime rate (which rate of interest may not be the lowest rate of interest charged by Bank of America to its customers); and

                  (b) the Federal Funds Rate plus 0.50%.

            "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

            "Base Rate Lending Office" means, with respect to each of the Lender Parties, the office of such Lender Party specified as its "Base Rate Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent for such purpose.

            "Borrower" has the meaning specified in the recital of parties to this Agreement.

            "Borrower's Account" means the account of the Borrower maintained by the Borrower with Bank of America at its office at 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255, Account No. 3751229690,
      Attention: Corporate Credit Services, or such other account of the Borrower as is agreed from time to time in writing between the Borrower and the Administrative Agent.

            "Borrowing" means a Term Borrowing or a Working Capital Borrowing, as the context may require.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

            "Capital Assets" means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person or that have a useful life of more than one year.

            "Capital Stock" means (i) in the case of a corporation, its capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of its capital stock, (iii) in the case of a partnership, its partnership interests (whether general or limited), (iv) in the case of a limited liability company, its membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Capitalized Lease" means any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

            "Cash Equivalents" means any of the following types of Investments, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

                  (a) readily marketable obligations issued or directly and
            fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

                  (b) time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender Party or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

                  (c) commercial paper issued by any Person organized under the laws of any State of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

                  (d) Investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, and the portfolios of which are limited solely to Investments of the character and quality described in clauses (a),
            (b), (c) and (k) of this definition;

                  (e) with respect to any HMO Subsidiary, marketable debt
            securities regularly traded on a national securities exchange or in the over-the-counter market if and to the extent that any such debt security constitutes a permitted investment under the HMO Regulations applicable to such HMO Subsidiary;

                  (f) with respect to the Parent and the Borrower, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market if and to the extent that any such debt security constitutes a permitted investment under the HMO Regulations applicable to any of the HMO Subsidiaries;

                  (g) repurchase agreements related to an Investment of the type described in clause (a) of this definition, provided that the counterparty thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "Reporting Dealer" and whose financial statements indicate that it has a capital of at least $50,000,000 and that the Investment that is the subject of such repurchase agreement shall be at all times during the term of such repurchase agreement in the possession of the Parent, the Borrower or the Collateral Agent, or the interest of the Parent or the Borrower therein shall be appropriately recorded in accordance with the United States Federal Regulations regarding book-entry treasury securities;

                  (h) bankers acceptances issued by banks that qualify for the
            Bank of America, N.A. Federal Funds List, not to exceed $500,000 per issuer and with a maximum maturity of 180 days;

                  (i) Eurodollar time deposits with banks having a minimum
            rating by Keefe Bankwatch of A for domestic banks and I for foreign banks;

                  (j) state and municipal general obligation bonds rated A or better by S&P or Moody's for long-term issues and Moody's MIG-1 for short term issues;

                  (k) money market nonconvertible Preferred Stock having the highest rating by S&P and Moody's; and

                  (l) "lower-floater" revenue bonds having one of the three
            highest ratings obtainable from S&P or Moody's (whether or not credit enhanced).

            "Change of Control" means, at any time:

                  (a) The Parent shall cease to own and control legally and
            beneficially, either directly or indirectly, 100% of the Voting Interests in the Borrower;

                  (b) any "person" or "group" (each as used in Sections 13(d)(3)
            and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Interests in the Parent (including through securities convertible into or exchangeable for such Voting Interests) representing 30% or more of the combined voting power of all of the Voting Interests in the Parent;

                  (c) any Person or two or more Persons acting in concert other than the Equity Investors shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or

                  (d) with respect to any pledge or other security agreement covering all or any portion of the Equity Interests that are owned beneficially and of record by any of the Equity Investors or their nominees, any secured party or pledgee thereunder shall become the holder of record of 30% or more of such Equity Interests (except in the case of a registration of the pledge of such Equity Interests to such secured party or pledgee solely in its capacity as a pledgee) or shall receive dividends or other cash or cash equivalent distributions (including, without limitation, stock repurchases) in respect thereof, or shall proceed to exercise voting or other consensual rights in respect thereof (whether by proxy, voting or other similar arrangement or otherwise), or shall otherwise commence to realize upon such shares.

            "Claims Liabilities" means, with respect to any Person, incurred (whether or not reported) medical related liabilities, including claims received but not paid and estimated claims, determined in accordance with GAAP.

            "Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

            "Collateral Agent" has the meaning specified in the recital of parties to this Agreement.

            "Collateral Documents" means, collectively, the Security Agreement, and each of the other agreements that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

            "Commitment" means a Term Commitment, a Working Capital Commitment or a Letter of Credit Commitment, as the context may require.

            "Commitment Fee" has the meaning specified in Section 2.08(a).

            "Confidential Information" means information that is furnished to the Administrative Agent or any Lender Party by or on behalf of any Loan Party in a writing, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Lender Party of its obligations hereunder or (b) is or becomes available to the Administrative Agent or any such Lender Party from a source other than a Loan Party.

            "Consolidated Capital Expenditures" means, for any period for the Consolidated Group, without duplication (a) all expenditures made directly or indirectly during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of any member of the Consolidated Group) and (b) solely to the extent not otherwise included in clause (a) of this definition, the aggregate principal amount of all Debt (including, without limitation, Obligations in respect of Capitalized Leases) assumed or incurred during such period in connection with any such expenditures for Capital Assets. For purposes of this definition, (i) Permitted Acquisitions shall not be included in Consolidated Capital Expenditures, and (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

            "Consolidated Current Assets" means, for the Consolidated Group, without duplication, with respect to any Person, all assets that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

            "Consolidated Current Liabilities" means, for the Consolidated Group, without duplication, with respect to any Person, (a) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (b) all other Debt and other items (including, without limitation, taxes accrued as estimated and trade payables) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

            "Consolidated Debt/EBITDA Ratio" means, at any date of determination, after giving Pro Forma Effect to any Permitted Acquisition made and any Debt incurred in connection therewith as of the date of determination, the ratio of Funded Debt of the Consolidated Group as at the end of the most recently ended fiscal quarter of the Parent for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, to Consolidated EBITDA for such fiscal quarter and the immediately preceding three fiscal quarters.

            "Consolidated EBITDA" means, for any period of determination for the Consolidated Group, the sum of (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Expense for such period deducted in the determination of Consolidated Net Income, plus (c) federal and state taxes for such period deducted in the determination of Consolidated Net Income, plus (d) depreciation for such period, plus (e) amortization for such period, plus (f) all non-recurring losses that were deducted in arriving at Consolidated Net Income, minus (g) all non-recurring gains that were added in arriving at Consolidated Net Income, all as determined for such period in accordance with GAAP.

            "Consolidated EBITDAR" means, for any period of determination for the Consolidated Group, Consolidated EBITDA for such period, plus Consolidated Rental Expense for such period to the extent deducted in the determination of Consolidated Net Income, all as determined for such period in accordance with GAAP.

            "Consolidated Fixed Charges" means, for any period for the Consolidated Group, the sum of (i) the aggregate amount of taxes paid in cash, plus (ii) interest payable on all Debt for Borrowed Money, plus
      (iii) rentals payable under leases of real, personal, or mixed, property, plus (iv) principal amounts of all Debt for Borrowed Money payable, plus
      (v) the aggregate amount of all dividends and other distributions on Equity Interests (other than Equity Interests consisting of common stock) in the Parent paid in cash, in each case, of or by the Consolidated Group during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

            "Consolidated Fixed Charge Coverage Ratio" means, at any date of determination, after giving Pro Forma Effect to any Permitted Acquisition, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges.

            "Consolidated Group" means the Parent and its consolidated Subsidiaries (including the Borrower), as determined in accordance with GAAP.

            "Consolidated Interest Expense" means, for any period of determination for the Consolidated Group, the gross interest expenses of the Consolidated Group, determined in accordance with GAAP, as shown on the consolidated statement of income of the Consolidated Group.

            "Consolidated Net Income" means, for any period of determination for the Consolidated Group, the after tax net income (or deficit), determined on a consolidated basis in accordance with GAAP.

            "Consolidated Rental Expense" means, for any period of determination for the Consolidated Group, the gross real estate rental expenses for such period determined on a consolidated basis in accordance with GAAP, excluding all personal property rental expense.

            "Constitutive Documents" means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

            "Contingent Obligation" means, with respect to any Person, any obligation of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

            "Conversion", "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type, or to the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, pursuant to Section 2.09 or 2.10.

            "Debt" means, with respect to any Person (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, take-or-pay agreements or other similar arrangements, valued, in the case of Hedge Agreements, at the Agreement Value thereof, (i) all Obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such Obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (j) all Contingent Obligations, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

            "Debt for Borrowed Money" of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person.

            "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Defaulted Advance" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

            "Defaulted Amount" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (b) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (d) the Administrative Agent or the Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to
      Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

            "Defaulting Lender" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

            "Domestic Loan Party" means a Loan Party that is incorporated or organized under the laws of the District of Columbia or any state of the United States.

            "Domestic Subsidiary" means any Subsidiary that is incorporated or organized under the laws of the District of Columbia or any state of the United States.

            "Disclosed Litigation" has the meaning specified in Section 3.01(c).

            "EBITDA" means, for any period of determination, the sum of (a) after tax net income (or deficit) for such period, plus (b) interest expense for such period deducted in the determination of after tax net income (or deficit), plus (c) federal and state taxes for such period deducted in the determination of after tax net income (or deficit), plus
      (d) depreciation for such period, plus (e) amortization for such period, plus (f) all non-recurring losses that were deducted in arriving at after tax net income (or deficit), minus (g) all non-recurring gains that were added in arriving at after tax net income (or deficit), all as determined for such period in accordance with GAAP.

            "EBITDAR" means, for any period of determination, EBITDA for such period, plus rental expense for such period to the extent deducted in the determination of after tax net income (or deficit), all as determined for such period in accordance with GAAP.

            "Eligible Assignee" means (a) with respect to any Facility (other than the Letter of Credit Facility) (i) a Lender; (ii) an Affiliate of a Lender; or (iii) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time the related assignment is effected pursuant to Section 9.07, the Borrower (in either case such approval not to be unreasonably withheld or delayed and, in the case of the Borrower, such approval to be deemed to have been given if no objection thereto is received by the Administrative Agent and the assigning Lender within three Business Days after the date on which notice of the proposed assignment is provided to the Borrower); and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under clause (a) of this definition and is a commercial bank organized under the laws of the United States of America; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

            "Eligible Domestic Subsidiaries" means Domestic Subsidiaries of the Parent and/or the Borrower other than Subsidiaries that are restricted by HMO Regulations from giving a guaranty of the loans and obligations owing under this Credit Agreement.

            "Environmental Action" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any other Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

            "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, permit, approval, identification number, license or other authorization, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

            "Equipment" means all "Equipment" referred to in Section 1(a) of the Security Agreement.

            "Equity Interests" means, with respect to any Person, shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

            "Equity Investors" means those Persons listed on Schedule III attached hereto.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

            "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

            "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurodollar Lending Office" means, with respect to each of the Lenders, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent for such purpose.

            "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars appear on page 3750 (or any successor page thereto) of the Dow Jones Telerate Screen two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period or, if such rate does not so appear on the Dow Jones Telerate Screen on any date of determination, on the Reuters Screen LIBO Page two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period; provided, however, that, if the Reuters Screen LIBO Page is being used to determine the Eurodollar Rate at any date of determination and more than one rate is specified thereon from deposits in U.S. dollars, the applicable rate shall be the average of all such rates (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum).

            "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

            "Eurodollar Rate Reserve Percentage" of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) of such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

            "Events of Default" has the meaning specified in Section 6.01.

            "Existing Debt" means Debt for Borrowed Money of the Borrower and its Subsidiaries outstanding immediately before giving effect to the Transaction.

            "Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of (a) business interruption insurance to the extent such proceeds constitute compensation for lost earnings, (b) directors' and officers' liability insurance, (c) errors and omissions insurance and (d) reinsurance), condemnation awards (and payments in lieu thereof) and indemnity payments.

            "Facility" means the Term Facility, the Working Capital Facility or the Letter of Credit Facility, as the context may require.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

            "Fiscal Year" means, with respect to the Parent or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

            "Foreign Loan Party" means a Loan Party that is not a Domestic Loan Party.

            "Foreign Subsidiary" means a Subsidiary that is not a Domestic Subsidiary.

            "Funded Debt" of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt (other than (i) Debt in respect of Hedge Agreements and (ii) Debt consisting of surety bonds on behalf of any Loan Party or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000) of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date; provided, however, that the term "Funded Debt" shall not include any Contingent Obligations of such Person (if and to the extent such Contingent Obligations would otherwise be included in such term on any date of determination) that are incurred solely to support Debt of one or more Subsidiaries of such Person to the extent such Contingent Obligations are otherwise expressly permitted to be incurred under Section 5.02(b).

            "GAAP" has the meaning specified in Section 1.03.

            "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

            "Guaranteed Obligations" means, without duplication, (i) all of the loans and obligations of the Borrower and the other Loan Parties owing to the Lender Parties (including the Issuing Lender), the Administrative Agent and the Collateral Agent, whenever arising, under or in respect of the Loan Documents (including interest accruing after the occurrence of an event of bankruptcy or insolvency whether or not allowed as a claim), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses, or otherwise, and (ii) all liabilities and obligations, whenever arising, owing by any Loan Party to any Lender or any Affiliate of a Lender under any Hedge Agreement relating to the loans and obligations owing hereunder to the extent permitted hereunder.

            "Guaranty Supplement" has the meaning specified in Section 8(b) of the Subsidiary Guaranty.

            "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and
      (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

            "Hedge Agreements" means, collectively, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

            "Hedge Bank" means any Person that is a Lender Party or an Affiliate of a Lender Party, in its capacity as a party to a Bank Hedge Agreement.

            "HMO" means a health maintenance organization doing business as such (or required to qualify or to be licensed as such) under the HMO Regulations.

            "HMO Business" means the business of owning and operating an HMO.

            "HMO Event" means any material non-compliance by the Parent or any of its Subsidiaries with any of the terms and provisions of the HMO Regulations pertaining to fiscal soundness, solvency or financial condition of the Parent or any of its Subsidiaries; or the assertion in writing, after the date hereof, by an HMO Regulator that it intends to take administrative action against the Parent or any of its Subsidiaries to revoke or modify any contract of insurance, license, charter or permit or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against the Parent or any of its Subsidiaries.

            "HMO Regulations" means all laws, regulations, directives and administrative orders applicable under federal or state law to the HMO Subsidiaries, including, without limitation, the Pennsylvania Health Maintenance Organization Act, the New York Health Maintenance Organization Act, the New Jersey Health Maintenance Organizations Act (and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing) and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including, without limitation, Part 417 of Chapter IV of 42 Code of Federal Regulations (1990)).

            "HMO Regulator" means any Person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.

            "HMO Subsidiary" means each of AmeriChoice of Pennsylvania, Inc. (formerly known as Healthcare Management Alternatives, Inc.), AmeriChoice of New Jersey, Inc. (formerly known as Managed Healthcare Systems of New Jersey, Inc.), AmeriChoice of New York, Inc. (formerly known as Healthcare Management Systems of New York, Inc.), and any other Subsidiary from time to time that is capitalized or licensed as an HMO, and conducting HMO Business and/or providing managed care services.

            "Indemnified Party" has the meaning specified in Section 9.04(b).

            "Information Memorandum" means the information memorandum dated September 1998 used by the Syndication Agent in connection with the syndication of the Commitments.

            "Initial Extension of Credit" means the earlier to occur of (a) the initial Borrowing and (b) the initial issuance of a Letter of Credit.

            "Initial Issuing Bank" has the meaning specified in the recital of parties to this Agreement.

            "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

            "Intercompany Subordination Agreement" means an intercompany subordination agreement in substantially the form of Exhibit H hereto among the Parent, the Borrower and each of their respective Subsidiaries, as the same may be amended, supplemented or otherwise modified from time to time.

            "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (a) the Borrower may not select any Interest Period with
            respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

                  (b) Interest Periods commencing on the same date for
            Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                  (c) whenever the last day of any Interest Period would
            otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

                  (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

            "Inventory" means all "Inventory" referred to in Section 1(b) of the Security Agreement.

            "Investment" means, with respect to any Person, any loan or advance to such Person, any Acquisition in respect of such Person, any purchase or other acquisition of any Equity Interests or Debt of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (j) or (k) of the definition of "Debt" set forth in this
      Section 1.01 in respect of such Person.

            "Issuing Bank" means the Initial Issuing Bank and each other Person to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07.

            "L/C Cash Collateral Account" has the meaning specified in Preliminary Statement (3) to the Security Agreement.

            "L/C Related Documents" has the meaning specified in Section 2.03(c)(ii)(A).

            "Lender Party" means any Lender or the Issuing Bank.

            "Lenders" means, collectively, the Initial Lenders and each Person that becomes a Lender pursuant to Section 9.07.

            "Letter of Credit Advance" means an advance made by the Issuing Bank or any Lender pursuant to Section 2.03(c).

            "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

            "Letter of Credit Commitment" means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank's name on
      Schedule I hereto under the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into one or more Assignments and Acceptances, the amount set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Letter of Credit Facility" means, at any time, an amount equal to the amount of the Issuing Bank's Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Letters of Credit" has the meaning specified in Section 2.01(c); provided that "Letters of Credit" hereunder may include letters of credit issued by Bank of America (and its predecessors) issued under the Existing Credit Agreement, as referenced in Schedule 4.01(p) attached hereto.

            "Lien" means, with respect to any Person, (a) any mortgage, lien (statutory or other), pledge, hypothecation, security interest, charge or other preference or encumbrance of any kind (including, without limitation, any agreement to give any of the foregoing), (b) any sale of accounts receivable or chattel paper, or any assignment, deposit arrangement or lease intended as, or having the effect of, security, (c) any easement, right of way or other encumbrance on title to real property or (d) any other interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or any Capitalized Lease or upon or with respect to any property or asset of such Person (including, in the case of Equity Interests, voting trust agreements and other similar arrangements).

            "Loan Documents" means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Subsidiary Guaranty and the Collateral Documents, (i) this Agreement (including, without limitation, the Parent Guaranty), (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Agreement and (vi) the Intercompany Subordination Agreement and (b) for purposes of the Subsidiary Guaranty and the Collateral Documents, (i) this Agreement (including, without limitation, the Parent Guaranty), (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Agreement, (vi) the Intercompany Subordination Agreement and (vii) each Bank Hedge Agreement, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 9.01.

            "Loan Parties" means, collectively, the Parent, the Borrower and each Subsidiary Guarantor.

            "Margin Stock" has the meaning specified in Regulation U.

            "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Consolidated Group, taken as a whole.

            "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Consolidated Group, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

            "Material Contract" means, with respect to the Parent or any of its Subsidiaries, (i) the Material Contracts set forth on Schedule 4.01(v) and
      (ii) any other contract to which any such Person is a party involving aggregate consideration payable to or by such Person of $25,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Consolidated Group, taken as a whole.

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "Multiple Employer Plan" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

            "NAIC" means the National Association of Insurance Commissioners, a national organization of insurance regulators.

            "Net Cash Proceeds" means, with respect to (I) any sale, lease, transfer or other disposition of any property or asset, or (II) the incurrence or issuance of any Debt, or (III) the sale or issuance of any Equity Interests in any Person, or (IV) any Extraordinary Receipt received by or paid to or for the account of any Person, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only (without duplication):

                  (a) reasonable and customary brokerage commissions,
            underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions;

                  (b) the amount of taxes payable in connection with or as a result of such transaction; and

                  (c) in the case of any sale, lease, transfer or other
            disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Debt (other than the Debt outstanding under the Loan Documents) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms thereof as a result of such sale, lease, transfer or other disposition;

      in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and (i) in the case of clauses (a) and (c) of this definition, are actually paid (or reserved for prompt payment) at the time of receipt of such cash to a Person that is not an Affiliate of such Person or any Loan Party or of any Affiliate of any Loan Party and (ii) in the case of clause (b) of this definition, are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of such Person or any Loan Party or of any Affiliate of any Loan Party or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP at the time of receipt of such cash based upon such Person's reasonable estimate of such taxes; provided, however, that if, at the time such taxes are actually paid or otherwise satisfied, the amount of the reserve therefor exceeds the amount paid or otherwise satisfied, then the Borrower shall reduce the Commitments in accordance with the terms of Section 2.05(c), and shall prepay the outstanding Advances in accordance with the terms of Section 2.06(b), in an amount equal to the amount of such excess reserve. Notwithstanding the foregoing, the definition of "Net Cash Proceeds" shall not include amounts received as a result of any transaction described in clause (I) or (IV) above to the extent that such amounts are applied within one year after the date of receipt of such amounts to replace the property or asset that is the subject of such transaction with similar property or assets.

            "Note" means a Term Note or a Working Capital Note, as the context may require.

            "Notice of Borrowing" has the meaning specified in Section 2.02(a).

            "Notice of Conversion" has the meaning specified in Section 2.09(a).

            "Notice of Issuance" has the meaning specified in Section 2.03(a).

            "Notice of Renewal" has the meaning specified in Section
      2.01(c)(ii).

            "Notice of Termination" has the meaning specified in Section 2.01(c)(ii).

            "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

            "Other Taxes" has the meaning specified in Section 2.12(b).

            "Parent" has the meaning specified in the recital of parties to this Agreement.

            "Parent Guaranty" has the meaning specified in Section 8.01.

            "Parent Stockholders' Agreement" means the Amended and Restated Stockholders' Agreement dated as of May 2, 1995, as amended, supplemented or otherwise modified from time to time, among the Parent and its stockholders.

            "Permitted Acquisition" means any business, enterprise or operation of any Person that is the subject of an Acquisition permitted under
      Section 5.02(f)(vii) or 5.02(f)(viii).

            "Permitted Acquisition Debt" means Debt incurred or assumed by the Parent, the Borrower or any of their Subsidiaries in connection with a Permitted Acquisition.

            "Permitted Acquisition Price" means the purchase price of any Permitted Acquisition, including, without limitation, the value of any Equity Interests, notes, assumed Debt, amounts allocated to non-compete agreements and the minimum amounts reasonably expected to be paid under any earn-out agreements, less the value of any Equity Interests in the Parent issued to the seller.

            "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

                  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b);

                  (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 30 days or (ii) the amount, applicability or validity of which are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Parent or any of its Subsidiaries, as the case may be, has established reserves in accordance with GAAP;

                  (c) pledges or deposits to secure obligations under workers'
            compensation laws or similar legislation (other than in respect of employee benefit plans subject to

            ERISA) or to secure public or statutory obligations;

                  (d) Liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

                  (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

                  (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

                  (g) Liens arising out of judgments or awards that do not
            constitute an Event of Default under Section 6.01(g) or 6.01(h) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within ten days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award;

                  (h) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of 10% of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; and

                  (i) landlord's Liens on fixtures retained in any lease.

            "Person" means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "Plan" means a Single Employer Plan or a Multiple Employer Plan.

            "Pledged Debt" has the meaning specified in Preliminary Statement
      (2) to the Security Agreement.

            "Pledged Shares" has the meaning specified in Preliminary Statement
      (2) to the Security Agreement.

            "Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

            "Preferred Stock" means the 3,300 shares of preferred stock, $.01 par value per share, of the Parent, issued and outstanding as of the date hereof.

            "Pro Forma Effect" means that, in making any calculation to determine if the Consolidated Group is in compliance with Section 5.04 or to determine if the conditions precedent to a Permitted Acquisition under
      Section 5.02(f)(viii) have been met, the calculation will be made assuming that (a) any Permitted Acquisition made during the 12-month period ending on the date of determination (the "Reference Period"), and (b) any Debt associated with such Permitted Acquisition incurred during the Reference Period or to be incurred as of the date of determination, were made or incurred on the first day of the Reference Period. Any funds to be used by the Parent, the Borrower or any of their Subsidiaries in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period. EBITDA and EBITDAR for the Reference Period associated with the assets acquired or to be acquired in any Permitted Acquisition will be included in the calculation of Consolidated EBITDA and Consolidated EBITDAR. Any Debt to be incurred by the Parent or any of its Subsidiaries in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Reference Period. The gross interest expenses, determined in accordance with GAAP, with respect to such Debt assumed to have been incurred on the first day of the Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Debt (including this Agreement if the Debt is incurred hereunder). Any gross interest expense, determined in accordance with GAAP, incurred during the Reference Period that was or is to be refinanced with proceeds of Debt assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro Forma Effect is being given.

            "Pro Rata Share" of any amount means, with respect to any Lender at any time in relation to a Facility, the product of (a) a fraction the numerator of which is the amount of such Lender's Commitment under such Facility at such time and the denominator of which is the aggregate amount of such Facility at such time multiplied by (b) such amount.

            "Records" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

            "Redeemable" means, with respect to any Capital Stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

            "Reduction Amount" has the meaning specified in Section 2.06(b)(iv).

            "Register" has the meaning specified in Section 9.07(d).

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Related Documents" means the Tax Sharing Agreement and the Parent Stockholders'

      Agreement.

            "Required Lenders" means, at any time, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) in interest of the sum of:

                  (i) the Working Capital Commitments, or if such commitments have been terminated, the sum of (A) the aggregate principal amount of the Working Capital Advances and Letter of Credit Advances outstanding at such time, and (B) the aggregate Available Amount of all Letters of Credit outstanding at such time; and

                  (ii) the sum of (A) the aggregate principal amount of the Term
            Advances outstanding at such time, or if no such principal amount is outstanding at such time, the Term Commitments, and (B) the aggregate principal amount of the Unused Term Commitments;

      provided, however, that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Commitments of and Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments.

            "Requirements of Law" means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other Governmental Authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

            "Responsible Officer" means, with respect to the Borrower, any of its Subsidiaries, the Chief Operating Officer, the President, the Principal Financial Officer, the principal accounting officer or the Treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or person performing similar functions) of the Borrower or any such Subsidiary responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

            "Risk-Based Capital" means, with respect to each HMO Subsidiary, at any time, the Company Action Level Risk-Based Capital (as defined by the NAIC on the date of determination and as determined in accordance with
      SAP) of such HMO Subsidiary.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

            "SAP" means, with respect to each HMO Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis.

            "Secured Obligations" has the meaning specified in Section 2 of the Security Agreement.

            "Secured Parties" means, collectively, the Agents, the Lender Parties and the Hedge Banks.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Security Agreement" has the meaning specified in Section
      3.01(a)(ii).

            "Security Agreement Supplement" has the meaning specified in Section 20(b) of the Security Agreement.

            "Single Employer Plan" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under
      Section 4069 of ERISA in the event such plan has been or were to be terminated.

            "Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "Standby Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

            "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, unlimited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding shares of Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or unlimited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that "Subsidiary" shall not include any such Person if such Person has been capitalized with less than $100,000 or has substantially no assets or liabilities.

            "Subsidiary Guarantors" means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

            "Subsidiary Guaranty" has the meaning specified in Section 3.01(a)(iii).

            "Surviving Debt" has the meaning specified in Section 3.01(b).

            "Syndication Agent" has the meaning specified in the recital of parties to this Agreement.

            "Tax Sharing Agreement" means the Tax Allocation Agreement dated January 1, 1997, as amended, supplemented or otherwise modified from time to time, among the Parent and each of its Subsidiaries from time to time party thereto.

            "Taxes" has the meaning specified in Section 2.12(a).

            "Term Advance" has the meaning specified in Section 2.01(a).

            "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Lenders.

            "Term Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Term Facility" means, at any time, the aggregate Term Commitments of all Lenders at such time.

            "Term Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

            "Termination Date" means the earlier of (a) May 4, 2004 and (b) the date of termination in whole of the Term Commitments, the Letter of Credit Commitments and the Working Capital Commitments pursuant to Section 2.05 or 6.01.

            "Total Adjusted Capital" means, with respect to each HMO Subsidiary, at any time, the Total Adjusted Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP) of such HMO Subsidiary.

            "Trade Letter of Credit" means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

            "Transaction" means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Debt of the Borrower and its Subsidiaries and the termination of all commitments thereunder and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

            "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

            "Unused Term Commitment" means, with respect to any Lender at any time, (a) such Lender's Term Commitment at such time, minus (b) the aggregate principal amount of all Term Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

            "Unused Working Capital Commitment" means, with respect to any Lender at any time, (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time and (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time.

            "Voting Interests" means shares of Capital Stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            "Working Capital Advance" has the meaning specified in Section 2.01(b).

            "Working Capital Borrowing" means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Lenders.

            "Working Capital Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Working Capital Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Working Capital Facility" means, at any time, the aggregate amount of the Lenders' Working Capital Commitments at such time.

            "Working Capital Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Working Capital Advances made by such Lender.

      SECTION 1.02. Computation of Time Periods.

      In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      SECTION 1.03. Accounting Terms.

      All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Consolidated Group referred to in Section 4.01(g) ("GAAP").

      SECTION 1.04. Currency Equivalents Generally.

      Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by Bank of America in Charlotte, North Carolina at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

      SECTION 2.01. The Advances.

      (a) The Term Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to six advances (each a "Term Advance") in U.S. dollars to the Borrower from time to time on any Business Day during the period from the date hereof until December 31, 2001, in each case in an amount not to exceed the Unused Term Commitment of such Lender at such time. Each Term Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the amount of the aggregate Unused Term Commitment at such time. Each Term Borrowing shall consist of Term Advances made simultaneously by the Lenders in accordance with their respective Pro Rata Shares of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

      (b) The Working Capital Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital Advance") in U.S. dollars to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date, in each case in an amount not to exceed the Unused Working Capital Commitment of such Lender at such time. Each Working Capital Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) or, if less, the amount of the aggregate Unused Working Capital Commitments at such time. Each Working Capital Borrowing shall consist of Working Capital Advances made simultaneously by the Lenders in accordance with their respective Pro Rata Shares of the Working Capital Facility. Within the limits of each Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this

Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01(b).

      (c) Letters of Credit. (i) The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 15 days before the scheduled Termination Date (A) in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Issuing Bank's Letter of Credit Commitment at such time and (B) in an Available Amount for each such Letter of Credit not to exceed the lesser of (1) the Letter of Credit Facility at such time and (2) the aggregate Unused Working Capital Commitments of the Lenders at such time. No Trade Letter of Credit shall have an expiration date later than the earlier of (A) 180 days after the issuance thereof and (B) 15 days prior to the scheduled Termination Date. No Standby Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary of such Standby Letter of Credit to require renewal) later than the earlier of (x) 15 days prior to the scheduled Termination Date and (y) one year after the date of issuance thereof, but any such Standby Letter of Credit may by its terms be renewable annually on the terms set forth in Section 2.01(c)(ii). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this
Section 2.01(c)(i), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c)(i).

            (ii) Each Standby Letter of Credit may by its terms be renewable annually upon notice (a "Notice of Renewal") given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a "Notice of Termination"); provided that the terms of each Standby Letter of Credit that is automatically renewable annually (A) shall require the Issuing Bank to give the beneficiary of such Standby Letter of Credit notice of any Notice of Termination, (B) shall permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (C) shall not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 15 days prior to the scheduled Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.

      SECTION 2.02. Making the Advances.

      (a) Except as otherwise provided in Section 2.03 or in respect of any Borrowing requested to be made on the date of the Initial Extension of Credit, in which case notice will be given on the date of the Initial Extension of Credit, each Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Eurodollar Rate Advances, or on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give prompt notice thereof to each Lender by telecopier. Each notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing or by telecopier, in substantially the form of Exhibit B-1 hereto, shall be duly executed by a Responsible Officer of the Borrower, and shall specify therein:
(i) the requested date of such Borrowing (which shall be a Business Day); (ii) the Facility under which such Borrowing is requested to be made; (iii) the Type of Advances requested to comprise such Borrowing; (iv) the requested aggregate amount of such Borrowing; and (v) in the case of a Borrowing comprised of Eurodollar Rate Advances, the requested duration of the initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that, in the case of any Working Capital Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by the Issuing Bank and by any Lender and outstanding on the date of such Working Capital Borrowing, plus accrued and unpaid interest thereon to and as of such date, available to the Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.

      (b) Anything in Section 2.02(a) to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances (i) for the initial Borrowing hereunder (ii) if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10. In addition, the Term Advances may not be outstanding as part of more than six separate Borrowings and the Working Capital Advances may not be outstanding as part of more than seven separate Borrowings.

      (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

      (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made the amount of such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made the amount of such Pro Rata Share available to the Administrative Agent, such Lender and the Borrower severally agree to repay or to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such

Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes under this Agreement.

      (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

      SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

      (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or such later day as the Issuing Bank in its sole discretion shall agree), by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telecopier. Each notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing or by telecopier, shall be duly executed by a Responsible Officer of the Borrower, and shall specify therein:
(i) the requested date of such issuance (which shall be a Business Day); (ii) the requested Available Amount of such Letter of Credit; (iii) the requested expiration date of such Letter of Credit (which shall comply with the requirements of Section 2.01(c)); (iv) the name and address of the proposed beneficiary of such Letter of Credit; and (v) the proposed form of such Letter of Credit, and shall be accompanied by such application and agreement for letters of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with the issuance of such Letter of Credit. If and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

      (b) Letter of Credit Reports. The Issuing Bank shall furnish (i) to the Administrative Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of all Letters of Credit issued during the immediately preceding month and drawings during such month under each such Letter of Credit and (ii) the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the immediately preceding calendar quarter of all Letters of Credit.

      (c) Drawing and Reimbursement. (i) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, at the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (A) the Business Day on which demand therefor is made by the Issuing Bank so long as notice of such demand is given not later than 11:00 A.M. (Charlotte, North Carolina time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate, for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

            (ii) The Obligation of each Lender to purchase its Pro Rata Share of each outstanding Letter of Credit Advance upon demand by the Issuing Bank therefor pursuant to Section 2.03(c)(i) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms of Section 2.03(c)(i) under all circumstances, including, without limitation, the following circumstances:

                  (A) any lack of validity or enforceability of any Loan
            Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

                  (B) the existence of any claim, setoff, defense or other right that such Lender may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Borrower or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (C) the occurrence and continuance of any Default; or

                  (D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

      (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

      SECTION 2.04. Repayment of Advances.

      (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Term Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

                                    If the aggregate draws     If the aggregate draws
                                      under the Term Loan     under the Term Loan are
      Quarterly Payment Date        are $40 million or less    more than $40 million
      ----------------------        -----------------------    ---------------------
      September 30, 2001                  $2,000,000                 $2,500,000
      December 31, 2001                   $2,000,000                 $2,500,000
      March 31, 2002                      $2,000,000                 $2,500,000
      June 30, 2002                       $2,000,000                 $2,500,000
      September 30, 2002                  $2,000,000                 $2,500,000
      December 31, 2002                   $2,000,000                 $2,500,000
      March 31, 2003                      $2,000,000                 $2,500,000
      June 30, 2003                       $2,000,000                 $2,500,000
      September 30, 2003                  $2,000,000                 $2,500,000
      December 31, 2003                   $2,000,000                 $2,500,000
      Termination Date                 Remaining Balance         Remaining Balance

provided, however, that the final principal repayment installment of the Term Advances shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Advances outstanding on such date.

      (b) Working Capital Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Working Capital Advances outstanding on such date.

      (c) Letter of Credit Advances. (i) The Borrower shall repay (from the proceeds of Term Advances, Working Capital Advances or other sources) to the Administrative Agent for the account of the Issuing Bank and each Lender that has made a Letter of Credit Advance the principal amount of each Letter of Credit Advance made by it and outstanding on the earlier of (A) the fifth Business Day after the date on which such Letter of Credit Advance was made and
(B) the Termination Date.

            (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement or such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (A) any lack of validity or enforceability of any L/C Related
            Document;

                  (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (C) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of

            Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (D) any statement or any other document presented under a
            Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (E) payment by the Issuing Bank under a Letter of Credit
            against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (F) any exchange, release or nonperfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

                  (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

      SECTION 2.05. Termination or Reduction of the Commitments.

      (a) Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the Unused Term Commitments, the unused portion of the Letter of Credit Facility or the Unused Working Capital Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the aggregate amount of such Facility and (ii) shall be applied as the Borrower may determine, so long as any such reduction shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

      (b) Mandatory. (i) The Term Facility shall be automatically and permanently reduced on the earlier of (A) December 31, 2001 and (B) the date of the sixth Term Borrowing (after giving effect to such Term Borrowing), and from time to time thereafter upon each repayment or prepayment of the outstanding Term Advances, by an amount equal to the amount by which (x) the Term Facility immediately prior to such reduction exceeds (y) the aggregate principal amount of all Term Advances outstanding at such time.

            (ii) The Working Capital Facility shall be automatically and permanently reduced on each date on which the prepayment of Working Capital Advances outstanding thereunder is required to be made pursuant to
      Section 2.06(b)(i) or 2.06(b)(ii) by an amount equal to the applicable Reduction Amount.

            (iii) The Letter of Credit Facility shall be automatically and permanently reduced on the date of each reduction in the Working Capital Facility by an amount equal to the amount, if any, by which (A) the Letter of Credit Facility on such date exceeds (B) the Working Capital Facility on such date, after giving effect to such reduction of the Working Capital Facility.

      (c) Application of Commitment Reductions. Upon each reduction of a Facility (other than the Letter of Credit Facility) pursuant to this Section 2.05, the Commitment of each Lender under such Facility shall be reduced by such Lender's Pro Rata Share of the amount by which such Facility is reduced.

      SECTION 2.06. Prepayments.

      (a) Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the aggregate principal amount of the Advances comprising part of the same Borrowing and outstanding on such date, in whole or ratably in part; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and
(ii) if any such prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period therefor, the Borrower shall also pay any amounts owing in respect of such Eurodollar Rate Advance pursuant to Section 9.04(c). Each prepayment of the outstanding Term Advances pursuant to this
Section 2.06(a) shall be applied to the principal installments thereof on a pro rata basis.

      (b) Mandatory. (i) The Borrower shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any property or assets of any Loan Party or any of its Subsidiaries in an aggregate amount in excess of $1,000,000 in any Fiscal Year (other than any property or assets expressly permitted to be sold, leased, transferred or otherwise disposed of pursuant to clause (i), (ii) or
(iv) of Section 5.02(e)), (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 5.02(b)), (C) the issuance or sale by any Loan Party or any of its Subsidiaries of any Equity Interests therein through an offering under Rule 144A of the Securities Act, an offering registered under, or exempt from, the Securities Act or an offering of a similar nature and (D) any Extraordinary Receipt in excess of $1,000,000 for any Fiscal Year received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in subclause (A), (B) or (C) of this Section 2.06(b)(i), prepay an aggregate principal amount of the Advances equal to 100% of the amount of such Net Cash Proceeds. Each prepayment of Advances pursuant to this Section 2.06(b)(i) shall be applied first to the Term Facility and to the principal installments thereof on a pro rata basis and, thereafter, to the Working Capital Facility in the manner set forth in Section 2.06(b)(iv).

            (ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings and Letter of Credit Advances equal to the amount by which
      (A) the sum of (1) the aggregate principal amount of all Working Capital Advances and Letter of Credit Advances outstanding on such Business Day and (2) the aggregate Available Amount of all Letters of Credit outstanding on such Business Day exceeds (B) the Working Capital Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).

            (iii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit into the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account on such Business Day to equal the amount by which (A) the sum of (1) the aggregate principal amount of all Letter of Credit Advances outstanding on such Business Day and (2) the aggregate Available Amount of all Letters of Credit outstanding on such Business Day exceeds
      (B) the Letter of Credit Facility on such

      Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).

            (iv) Prepayments of the Working Capital Facility made pursuant to clause (i), (ii) or (iii) of this Section 2.06(b), first, shall be applied to prepay Letter of Credit Advances outstanding at such time until all such Letter of Credit Advances are paid in full, second, shall be applied to prepay Working Capital Advances comprising part of the same Borrowings and outstanding at such time until all such Working Capital Advances are paid in full and, third, shall be deposited into the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of all Letters of Credit outstanding at such time; and, in the case of prepayments of the Working Capital Facility required pursuant to clause (i) or (ii) of this
      Section 2.06(b), the amount remaining, if any, after the prepayment in full of all Advances outstanding at such time and the 100% cash collateralization of the aggregate Available Amount of all Letters of Credit outstanding at such time (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the "Reduction Amount") may be retained by the Borrower for use in the ordinary course of its business, and the Working Capital Facility shall be automatically and permanently reduced as set forth in Section 2.05(b)(ii). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied (without any further action by or notice to or from, the Borrower or any other Loan Party) to reimburse the Issuing Bank or the Lenders, as applicable.

      (c) Prepayments to Include Accrued Interest, Etc. All prepayments under this Section 2.06 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Advance pursuant to Section 9.04(c). Notwithstanding any of the other provisions of clause (i) or (ii) of Section 2.06(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under clause (i) or (ii) of
Section 2.06(b) other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account (such cash collateral account to be under the sole dominion and control of the Collateral Agent and otherwise on terms and conditions acceptable to the Collateral Agent) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Advances in accordance with Section 2.06(b). Upon the occurrence of an Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Advances in accordance with Section 2.06(b).

      SECTION 2.07. Interest.

      (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender Party from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin for such Advance in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

            (ii) Eurodollar Rate Advances. (A) During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (1) the Eurodollar Rate for such Advance for such Interest Period and (2) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

            (B) The Borrower shall pay to any Lender, if and so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (1) the Eurodollar Rate for the Interest Period from (2) the rate obtained by dividing the Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by such Lender, which shall notify the Borrower thereof.

      (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of
Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or
(ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to Section 2.07(a)(i).

      (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of
Section 2.07(a), as applicable.

      SECTION 2.08. Fees.

      (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee (the "Commitment Fee") from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until, in each case, the Termination Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and on the Termination Date, at the Applicable Percentage in effect from time to time on the average daily Unused Term Commitment of each Lender and on the average daily Unused Working Capital Commitment of each Lender; provided, however, that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

      (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time during such quarter at the Applicable Margin for Eurodollar Rate Advances under the Working Capital Facility; provided, however, that any commission accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commission shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no such commission shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

            (ii) The Borrower shall pay to the Issuing Bank, for its own account, an issuance fee for each Letter of Credit in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date, and such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

      (c) Agents' Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

      SECTION 2.09. Conversion of Advances.

      (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion into or in respect of Eurodollar Rate Advances, or 11:00 A.M. (Charlotte, North Carolina time) on the Business Day immediately preceding the date of the proposed Conversion in the case of a Conversion of Eurodollar Rate Advances into Base Rate Advances, and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type or having a new Interest Period; provided, however, that:

            (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances;

            (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be made only if no Default shall have occurred and be continuing and shall be in an amount not less than the minimum amount specified in Section 2.01;

            (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b); and

            (iv) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made among the Lenders in accordance with their respective Pro Rata Shares of such Borrowing.

Each notice of a Conversion (a "Notice of Conversion") shall be delivered by telephone, confirmed immediately in writing or by telecopier, in substantially the form of Exhibit B-2 hereto, shall be duly executed by a Responsible Officer of the Borrower, and shall, within the restrictions set forth in the immediately preceding sentence, specify therein:

            (A) the requested date of such Conversion (which shall be a Business
      Day);

            (B) the Advances requested to be Converted; and

            (C) if such Conversion is into or in respect of Eurodollar Rate Advances, the requested duration of the Interest Period for such Eurodollar Rate Advances.

The Administrative Agent shall give each of the Lenders prompt notice of each Notice of Conversion received by it by telecopier. Each Notice of Conversion shall be irrevocable and binding on the Borrower.

      (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

            (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" set forth in
      Section 1.01, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

            (iii) Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

      SECTION 2.10. Increased Costs, Etc.

      (a) If, due to either (i) the introduction of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or application of any Requirement of Law after the date of this Agreement or
(ii) the compliance with any directive, guideline or request from any central bank or other Governmental Authority or any change therein or in the interpretation, application, implementation, administration or enforcement thereof, that, in any case under this clause (ii), becomes effective or is issued or made after the date of this Agreement (whether or not having the force of law), there shall be any increase in the cost to any of the Lender Parties of agreeing to make or making, agreeing to participate in or participating in, agreeing to renew or renewing or funding or maintaining any Advances of either Type, or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, or any reduction in the amount owing to any of the Lender Parties or their respective Applicable Lending Offices under this Agreement in respect of any Advances of either Type (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section
2.12 shall govern), and (B) changes in the basis of taxation of overall net income or overall gross income by the United States of America or the jurisdiction under the laws of which such Lender Party is organized or has either of its Applicable Lending Offices or any political subdivision thereof), then the Borrower hereby agrees to pay, from time to time upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate or to reimburse such Lender Party for all such increased costs or reduced amounts. A certificate of the Lender Party requesting such additional compensation pursuant to this Section 2.10(a), submitted to the Borrower by such Lender Party and specifying therein the amount of such additional compensation, shall be conclusive and binding for all purposes, absent manifest error. In determining any such additional compensation, such Lender Party may use reasonable averaging and attribution methods. If any of the Lenders requests additional compensation from the Borrower under this Section 2.10(a) in respect of its making, participating in or renewing Eurodollar Rate Advances, the Borrower may, upon notice to such Lender (with a copy of such notice to the Administrative Agent), suspend the obligation of such Lender to make, participate in and/or renew Eurodollar Rate Advances until the circumstances giving rise to such request no longer exist and, during such time, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Eurodollar Rate Advances otherwise comprising part of such Borrowing.

      (b) If any of the Lender Parties determines that compliance with any Requirement of Law or any directive, guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), or any change therein or in the interpretation, application, implementation, administration or enforcement thereof, that is enacted or becomes effective, or is implemented or is first required or expected to be complied with, after the date of this Agreement, affects the amount of capital required or expected to be maintained by such Lender Party (or either of the Applicable Lending Offices of such Lender Party) or by any Person controlling such Lender Party and that the amount of such capital is increased by or is based upon the existence of the commitment of such Lender Party to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then the Borrower hereby agrees to pay, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such Person in light of such circumstances, to the extent that such Lender Party or such Person reasonably determines such increase in capital to be allocable to the existence of the commitment of such Lender Party to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letter of Credit. A certificate of the Lender Party requesting such additional compensation pursuant to this Section 2.10(b), submitted to the Borrower by such Lender Party and specifying therein the amount of such additional compensation, shall be conclusive and binding for all purposes, absent manifest error. In determining any such additional compensation, such Lender Party may use reasonable averaging and attribution methods.

      (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders at any time notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, participating in or renewing, or funding or maintaining, their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower (promptly following notice from the Lenders) that such Lenders have determined that the circumstances causing such suspension no longer exist.

      (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, upon notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance of such Lender will automatically, on the last day of the then existing Interest Period therefor, if permitted by applicable law, or otherwise upon demand Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist. If the obligation of a Lender to make Eurodollar Rate Advances is suspended pursuant to this Section 2.10(d), then until the circumstances that gave rise to such suspension no longer apply to such Lender, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Eurodollar Rate Advances otherwise comprising part of such Borrowing.

      (e) Each of the Lender Parties hereby agrees that, upon the occurrence of any circumstances entitling such Lender Party to additional compensation or to cease making, participating in or renewing, or funding or maintaining, Advances of either Type under any of the foregoing provisions of this Section 2.10, such Lender Party shall use reasonable efforts (consistent with its internal policy and with legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such circumstances if the making of such designation, in the case of subsection (a) or (b) of this Section 2.10, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue or, in the case of subsection (c) or (d) of this
Section 2.10, would allow such Lender Party to continue to perform its obligations to make, to participate in or renew, or to fund or maintain, Advances of such Type, and, in any such case, would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

      SECTION 2.11. Payments and Computations.

      (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or setoff (except as otherwise provided in Section 2.15), not later than 12:00 Noon (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, Commitment Fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the accounts of their respective Applicable Lending Offices in accordance with their respective Pro Rata Shares of the amounts of such respective Obligations payable to such Lender Parties at such time and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder solely to one Lender Party, to such Lender Party for the account of its

Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

      (b) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender Party any amount so due.

      (c) All computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

      (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

      (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount due such Lender Party on such date. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party, together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

      (f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

            (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement or any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

            (ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank (solely in its capacity as such) under or in respect of this Agreement or any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank on such date;

            (iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, Section 12 of the Subsidiary Guaranty, Section 19 of the Security Agreement or the applicable Section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

            (iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections
      2.10 and 2.12 or Section 5 of the Subsidiary Guaranty on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

            (v) fifth, to the payment of all of the Commitment Fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

            (vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

            (vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

            (viii) eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

            (ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

      SECTION 2.12. Taxes.

      (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or is a resident, or has a fixed place of business or a permanent establishment, or any political subdivision of any of the foregoing, and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of either of its Applicable Lending Offices or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being, collectively, "Taxes"). If the Borrower shall be required under applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law.

      (b) In addition, the Borrower shall pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or the Notes (collectively, "Other Taxes").

      (c) The Borrower shall indemnify each Lender Party and each Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 2.12(c) shall apply and be made whether or not the Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted; provided, however, that such Lender or such Agent seeking such indemnification shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Borrower to assist the Borrower in recovering the amounts paid thereby pursuant to this Section 2.12(c) from the relevant taxation authority or other Governmental Authority. Amounts payable by the Borrower under the indemnity set forth in this Section 2.12(c) shall be paid within 30 days from the date on which the applicable Lender or Agent, as the case may be, makes written demand therefor.

      (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States, or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at its address referred to in Section 9.02, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this Section 2.12(d) and Section 2.12(e), the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

      (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial

Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term "Taxes" shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this Section 2.12(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

      (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.12(e) (other than if such failure is due to a change in the applicable Requirements of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under Section 2.12(e)), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this
Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party in recovering such Taxes.

      (g) Each of the Lender Parties hereby agrees that, upon the occurrence of any circumstances entitling such Lender Party to additional amounts pursuant to this Section 2.12, such Lender Party shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

      SECTION 2.13. Sharing of Payments, Etc.

      If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) on account of Obligations due and payable to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 9.04 or 9.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties at such time) of payments on account of the Obligations due and payable to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 9.04 or 9.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (A) the purchase price paid to such Lender Party to (B) the aggregate purchase price paid to all Lender Parties) of such recovery, together with an amount equal to such Lender Party's ratable share (according to the proportion of (1) the amount of such other Lender Party's required repayment to (2) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower hereby agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted under applicable Requirements of Law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

      SECTION 2.14. Use of Proceeds.

      The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to refinance certain Debt of the Parent, the Borrower and the Parent's other Subsidiaries outstanding on the date of the Initial Extension of Credit, to finance Permitted Acquisitions, to pay fees and expenses incurred in connection with the consummation of the Transaction and to provide working capital from time to time to the Parent, the Borrower and the Parent's other Subsidiaries.

      SECTION 2.15. Defaulting Lenders.

      (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its Obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this Section 2.15(a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of setoff pursuant to this Section 2.15(a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this Section 2.15(a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this Section 2.15(a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

      (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

            (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

            (ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this Section 2.15(b) shall be applied by the Administrative Agent as specified in Section 2.15(c).

      (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this Section 2.15(c) shall be deposited by the Administrative Agent in an account with Bank of America, in the name and under the control of the Administrative Agent, but subject to the provisions of this Section 2.15(c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Bank of America's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this Section 2.15(c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

            (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

            (ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

            (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

      (d) The rights and remedies against a Defaulting Lender under this Section
2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

      SECTION 2.16. Removal of a Lender Party.

      In the event that any Lender Party (a) demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or (b) notifies the Borrower that such Lender Party is entitled to additional interest pursuant to and in accordance with the provisions of Section 2.07(ii)(B), then (subject to such Lender Party's right to rescind such demand within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to an assignee institution selected by the Borrower that meets the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, so long as such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts then due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Section 2.10 or Section 2.12), and in such case such Lender Party agrees to make such assignment and assume all obligations of such Lender Party hereunder, in accordance with Section 9.07.

                                   ARTICLE III

                            CONDITIONS OF LENDING AND
                         ISSUANCES OF LETTERS OF CREDIT

      SECTION 3.01. Conditions Precedent to Initial Extension of Credit.

      The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

            (a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

                  (i) The Notes payable to the order of the Lenders.

                  (ii) An amended and restated security agreement in
            substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the "Security Agreement"), duly executed by each Loan Party, together with:

                        (A) certificates representing the Pledged Shares
                  referred to therein, accompanied by undated stock powers executed in blank, and instruments evidencing the Pledged Debt referred to therein, indorsed in blank,

                        (B) executed copies of Uniform Commercial Code financing
                  statements, or amendments thereto, to be filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

                        (C) completed requests for information, dated on or
                  before the date of the Initial Extension of Credit, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

                        (D) evidence of the completion of all other recordings
                  and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

                        (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords' and bailees' waiver and consent agreements.

                  (iii) An amended and restated guaranty in substantially the form of Exhibit E hereto (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, the "Subsidiary Guaranty"), duly executed by each Subsidiary Guarantor.

                  (iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and the other transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and the other transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party.

                  (v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to such Loan Party's charter on file in such Secretary's office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the state of the jurisdiction of its incorporation.

                  (vi) A copy of a certificate of the Secretary of State of each jurisdiction in which a Loan Party has qualified as a foreign corporation, dated reasonably near the date of the Initial Extension of Credit, stating that such Loan Party is duly qualified and in good standing as a foreign corporation in such state and has filed all annual reports required to be filed to the date of such certificate.

                  (vii) A certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer of such Loan Party, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(a)(v),
            (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit or, if the bylaws of such Loan Party are unchanged from the bylaws previously provided to the Administrative Agent in connection with the Existing Credit Agreement, a statement so certifying, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

                  (viii) A certificate of the Secretary or an Assistant
            Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                  (ix) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, or, if the Related Documents are unchanged from the Related Documents provided to the Administrative Agent in connection with the Existing Credit Agreement, a statement so certifying, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

                  (x) Certificates, in substantially the form of Exhibit G hereto, respectively, attesting to the Solvency of each Loan Party before and after giving effect to the Transaction and the other transactions contemplated by the Loan Documents, from its Principal Financial Officer.

                  (xi) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 2000, and interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties' due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the date of the Initial Extension of Credit).

                  (xii) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties.

                  (xiii) Certified copies of all Material Contracts of each Loan
            Party and its Subsidiaries as the Administrative Agent shall request.

                  (xiv) A favorable opinion of King & Spalding, counsel for the
            Loan Parties, in substantially the form of Exhibit F-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

                  (xv) A favorable opinion of Meyer, Suozzi, English & Klein, P.C., Blank Rome Comisky & McCauley LLP, Osborn Maledon, P.A., and Cohen Mohr LLP, local counsel to the Lender Parties in New York, New Jersey and Pennsylvania, Arizona, and Virginia, respectively, in substantially the forms of Exhibits F-2, F-3, F-4, and F-5, hereto, respectively, and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

            (b) The Lender Parties shall be satisfied that, upon application of the proceeds of the Initial Extension of Credit, all Existing Debt, other than the Debt identified on Schedule 4.01(s) hereto (the "Surviving Debt"), has been repaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

            (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction or the other transactions contemplated by the Loan Documents, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

            (d) All governmental and third party consents and approvals necessary in connection with the Transaction and the other transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction and the other transactions contemplated by the Loan Documents shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the other transactions contemplated by the Loan Documents or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

            (e) The Borrower shall have paid, or shall pay with the proceeds of the Initial Extension of Credit, all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties).

      SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal.

      The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Lender pursuant to Section 2.03(c), on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal
(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

            (i) the representations and warranties contained in each Loan Document are correct, in all material respects, on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

            (ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

      SECTION 3.03. Determinations Under Section 3.01.

      For purposes of determining compliance with the conditions specified in
Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party's ratable portion of such Borrowing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. Representations and Warranties of the Borrower.

      The Borrower represents and warrants as follows:

            (a) Each Loan Party and each of its Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing as a foreign corporation, partnership or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power (corporate or otherwise) and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Pledged Shares of the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents.

            (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of each of the Parent's Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding on the date hereof and the percentage of each such class of its Equity Interests owned by each direct and indirect parent of such Subsidiary and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Pledged Shares of each such Subsidiary (other than

      Main Line MSO, Ltd.) have been validly issued and are fully paid and non-assessable; the Pledged Shares constituting the partnership interest in Main Line MSO, Ltd. have been duly issued and validly created and are validly existing. All such Pledged Shares are owned by one or more Loan Parties free and clear of all Liens, except (i) those created under the Collateral Documents, (ii) restrictions on transfer of common stock of Main Line MSO, Inc. contained in the Shareholders' Agreement dated July 16, 1997 among Main Line MSO, Inc., Main Line MSO, Ltd., The Main Line Multispecialty Group, P.C. and the Parent and (iii) restrictions on transfer of partnership interests in Main Line MSO, Ltd. contained in the Agreement of Limited Partnership of Main Line MSO, Ltd. dated as of July 16, 1997 among Main Line MSO, Inc., The Main Line Specialty Group, P.C. and the Parent.

            (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction and the other transactions contemplated by the Loan Documents, are within such Loan Party's powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Loan Party's charter or bylaws or similar organizational documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, material lease or other material instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

            (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction or the other transactions contemplated by the Loan Documents,
      (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

            (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

            (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction or the other transactions contemplated by the Loan Documents, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of or pursuant to the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

            (g) The consolidated and consolidating balance sheets of the Consolidated Group as at December 31, 2000, and the related consolidated and consolidating statements of income and consolidated statement of cash flows of the Consolidated Group for the Fiscal Year then ended, accompanied by an unqualified opinion of Deloitte & Touche, independent public accountants, and the consolidated and consolidating balance sheets of the Consolidated Group as at March 31, 2001, and the related consolidated and consolidating statements of income and consolidated statement of cash flows of the Consolidated Group for the period then ended, duly certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 31, 2001 and said statements of income and cash flows for the period then ended, to year-end audit adjustments, the consolidated and consolidating financial condition of the Consolidated Group as at such dates and the consolidated and consolidating results of operations of the Consolidated Group for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis; and since December 31, 2000, there has been no Material Adverse Change.

            (h) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in any material respect.

            (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

            (j) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

            (k) The Collateral Documents create a valid and perfected first priority security interest in the Collateral (subject to any Permitted Liens), securing the payment of the Secured Obligations, and, upon compliance, as applicable, with the provisions of Section 5.01(j), all filings and other actions necessary or desirable to perfect and protect such security interest will have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens and security interests created or permitted under the

      Loan Documents.

            (l)   The Parent and each of its Subsidiaries is Solvent.

            (m) Neither any Loan Party nor any ERISA Affiliate has any Plan or Multiemployer Plan.

            (n) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws; all past noncompliance with such Environmental Laws has been resolved without ongoing obligations or costs; no Hazardous Material has been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, during the period of such ownership or operation, any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no Environmental Action pending against any Loan Party or any of its Subsidiaries or any of their properties; and no circumstances exist that could be reasonably likely to (A) form the basis of such an Environmental Action that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

            (o) (i) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                  (ii) No issues have been raised by the Internal Revenue Service that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

            (p) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

            (q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

            (r) Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Liens (other than Permitted Liens) on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto.

            (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

            (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Investments (other than Cash Equivalents and other than Equity Interests owned by any Loan Party in any of its Subsidiaries) held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the obligor or issuer and maturity, if any, thereof.

            (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

            (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no material default under any Material Contract by any Loan Party or any of its Subsidiaries or, to the best of the Borrower's knowledge, by any other party thereto.


                                    ARTICLE V

                    COVENANTS OF THE PARENT AND THE BORROWER

      SECTION 5.01. Affirmative Covenants.

      So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Parent and the Borrower shall:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with HMO Regulations applicable to them in the operation of their HMO Businesses, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

            (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

            (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

            (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates; and maintain, and cause each of its Subsidiaries to maintain, medical and pharmaceutical benefits reinsurance policies in the form of either individual stop-loss or aggregate policies providing for coverage in such form and in amounts as are (i) consistent with industry practices and generally available on commercially reasonable terms and (ii) with such reinsurers as may be satisfactory to the Administrative Agent.

            (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than AmeriChoice Behavioral Healthcare, Inc., a Delaware corporation, Main Line MSO, Inc., a Delaware corporation, and Main Line MSO, Ltd., a Pennsylvania limited partnership) to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under
      Section 5.02(d); provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Lender Parties.

            (f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

            (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

            (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with (x) any of their Affiliates (other than any (i) director, officer or stockholder of the Parent or any of its Subsidiaries or (ii) any Loan Party) on terms that are fair and reasonable and no less favorable to the Parent or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate or (y) any Affiliate that is an Affiliate solely as a result of being a director, officer or shareholder of the Parent or any of its Subsidiaries on terms comparable to those that the majority of disinterested directors of the Parent or such Subsidiary determines

      (such determination to be evidenced by a duly adopted resolution) would be available to the Parent or such Subsidiary on an arm's-length basis; provided, however, that the Consolidated Group may engage in transactions with the CNA Insurance Companies and AV Consultants Inc. in a manner consistent with past practices as historically conducted; notwithstanding the foregoing, other than in connection with transactions with the CNA Insurance Companies and AV Consultants Inc. and other than pursuant to the Administrative Services Agreements, the Affiliate Employment Agreements or any management incentive compensation program adopted by the stockholders of the Parent after the date hereof, the Parent shall not, and shall not permit any of its Subsidiaries to enter into any transaction with an Affiliate if the amount to be paid to such Affiliate pursuant to such transaction, whether immediately or over time, exceeds $500,000 in the aggregate. For purposes of this Section 5.01(i), in addition to any interpretation of the requirements of a "disinterested director" under Delaware law, reference shall be made to the type of transaction contemplated and the effect or likelihood of similar transactions involving one or more otherwise disinterested directors in the foreseeable future.

            (j)   Covenant to Guaranty Obligations and Give Security.

                  (i) Eligible Domestic Subsidiaries. If Eligible Domestic Subsidiaries that are not Subsidiary Guarantors (the "Non-Guarantor Subsidiaries") shall at any time exceed (the "Threshold Requirement") in the aggregate for all such Non-Guarantor Subsidiaries, five percent (5%) of the consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than five percent (5%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter; then the Parent shall (i) notify the Administrative Agent within ten (10) days after a Responsible Officer becomes aware thereof, and (ii) within 45 days thereafter, cause each such Eligible Domestic Subsidiary (x) to become a Subsidiary Guarantor hereunder by execution and delivery of a joinder agreement, to the extent that, immediately after such joinder, the Threshold Requirement is not exceeded, (y) to deliver, with the joinder agreement (to the extent a joinder agreement is required under (x) hereof), a joinder to the Collateral Documents and the Intercompany Subordination Agreement and such supporting financing statements, resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (z) to deliver, with the joinder agreement (to the extent a joinder agreement is required under (x) hereof), stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 100% of the Capital Stock of each Domestic Subsidiary of such Eligible Domestic Subsidiary and 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by each such Eligible Domestic Subsidiary to secure the obligations of the Loan Parties under the Loan Documents, together with undated stock transfer powers executed in blank and any other items reasonably requested by the Administrative Agent in connection with such joinder.

                  (ii) Foreign Subsidiaries. No Loan Party will form or acquire, or otherwise permit to exist, any Foreign Subsidiary.

                  (iii) Pledge of Collateral. Each Loan Party will cause all of its owned personal property located in the United States to be subject at all times to first priority, perfected

      Liens in favor of the Administrative Agent to secure the loans and obligations hereunder pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Initial Extension of Credit, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and liens permitted by Section 5.02(a). Without limiting the generality of the above, the Loan Parties will cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) 65% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by any Domestic Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request. The Loan Parties will at any time and from time to time promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in the case of perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements and security agreements.

            (k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

                  (ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents,
            (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

            (l) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries


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
      is entitled to make under such Related Document, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

            (m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

            (n) Interest Rate Hedging. Maintain at all times interest rate Hedge Agreements with Persons acceptable to the Administrative Agent, covering a notional amount of not less than $20,000,000 and providing for such Persons to make payments thereunder for a period of no less than one year to the extent of increases in interest rates greater than 2.0% above the weighted average Eurodollar Rate for an Interest Period of one month on the date hereof.

            (o) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

            (p) Maintenance of Accreditation, Etc. Preserve and maintain and cause each of the HMO Subsidiaries to preserve and maintain (i) the licensing and certification of each HMO Subsidiary pursuant to the HMO Regulations, (ii) all certifications and authorizations necessary to ensure that the HMO Subsidiaries are eligible for all reimbursements available under the HMO Regulations to the extent applicable to HMOs of the type owned by the Parent and (iii) all licenses, permits, authorizations and qualifications required under the HMO Regulations in connection with the ownership or operation of HMOs.

      SECTION 5.02. Negative Covenants.

      So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent shall not, at any time:

            (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

                  (i)   Liens created under the Loan Documents;

                  (ii)  Permitted Liens;

                  (iii) Liens existing on the date hereof and described on
            Schedule 4.01(r) hereto;

                  (iv) purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of the other Loan Parties in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(B) at any time outstanding;

                  (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

                  (vi) other Liens affecting property with an aggregate fair market value not to exceed $2,000,000, provided that no such Lien shall extend to or cover any Collateral that is subject to a first-priority perfected security interest under all applicable Requirements of Law in accordance with the terms of the Loan Documents; and

                  (vii) the replacement, extension or renewal of any Lien
            permitted by clause (iii) of this Section 5.02(a) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

            (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

                  (i)   in the case of the Borrower,

                        (A) Debt in respect of (1) Hedge Agreements required pursuant to Section 5.01(n) and (2) Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice with the aggregate Agreement Value


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
                  thereof not to exceed $10,000,000 at any time outstanding, and

                        (B) Debt owed to any other Loan Party, provided that such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Administrative Agent and (z) shall, if evidenced by promissory notes, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

                  (ii) in the case of any Subsidiary of the Parent, Debt owed to the Parent or to any other Loan Party, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Administrative Agent and (z) shall, if evidenced by promissory notes, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and

                  (iii) in the case of the Consolidated Group,

                        (A) in the case of the Loan Parties, Debt under the Loan Documents,

                        (B) in the case of the Loan Parties, Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,

                        (C) in the case of the Loan Parties, (x) Capitalized Leases not to exceed in the aggregate $15,000,000 at any time outstanding, and (y) in the case of Capitalized Leases to which any Subsidiary of the Parent is a party, Debt of the Parent of the type described in clause (k) of the definition of "Debt" guaranteeing the Obligations of such Subsidiary under such Capitalized Leases,

                        (D) the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate,



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
                        (E) in the case of the Loan Parties, unsecured Debt incurred in the ordinary course of business for the deferred purchase price of property or services, and aggregating, on a consolidated basis, not more than $5,000,000 at any one time outstanding,

                        (F) in the case of the Loan Parties, guarantees of loans made by third-party financial institutions to doctors or other medical staff employed by or affiliated with the Parent or any of its Subsidiaries not to exceed at any time outstanding an aggregate of $3,000,000 for all such guarantees, and

                        (G)   Permitted Acquisition Debt.

            (c) Change in Nature of Business. Make, or permit any of its Subsidiaries (other than AmeriChoice Behavioral Healthcare, Inc., a Delaware corporation, Main Line MSO, Inc., a Delaware corporation, and Main Line MSO, Ltd., a Pennsylvania limited partnership) to make, any material change in the nature of its business as carried on at the date hereof.

            (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

                  (i) any Subsidiary of the Parent may merge into or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

                  (ii)  in connection with any acquisition permitted under
            Section 5.02(f), any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

                  (iii) in connection with any sale or other disposition
            permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

                  (iv) any of the Parent's Subsidiaries may merge into the Parent; and

                  (v) any Subsidiary of the Parent may merge with or into or consolidate with any other Person, provided that (A) such Subsidiary is the surviving entity, (B) in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor and (C) each of the conditions described in the proviso to
            Section 5.02(f)(viii) shall have been satisfied.

      provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

            (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

                  (i) sales of Inventory and sales and redemptions of Cash Equivalents, in each case, in the ordinary course of its business;

                  (ii)  in a transaction authorized by Section 5.02(d);

                  (iii) sales of assets for cash and for fair value in an
            aggregate amount not to exceed $5,000,000 in any Fiscal Year; and

                  (iv) sales or other dispositions of obsolete or worn Equipment in the ordinary course of business to the extent that such Equipment is replaced with Equipment of similar value and use;

      provided that to the extent that sales of assets in any Fiscal Year pursuant to clause (iii) of this Section 5.02(e) plus dividends and other distributions paid or payable in cash in respect of any Pledged Shares pursuant to Section 12(a)(ii)(B) of the Security Agreement, exceed $1,000,000, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(i), as specified therein.

            (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

                  (i) (A) Investments by members of the Consolidated Group in their Subsidiaries existing as of the date hereof, (B) Investments by members of the Consolidated Group in and to Domestic Loan Parties (other than the Parent), (C) Investments in HMO Subsidiaries in an aggregate amount of up to $25 million at any time outstanding (on a cost basis), and (D) other additional Investments not contemplated in this clause (i) or in the other clauses of this subsection in an aggregate amount of up to $5 million at any time outstanding;

                  (ii) loans and advances to employees in the ordinary course of the business of the Consolidated Group as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

                  (iii) Investments by the Loan Parties in Cash Equivalents;

                  (iv)  Investments existing on the date hereof and described on
            Schedule 4.01(v) hereto;

                  (v) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i)(A);

                  (vi) Investments consisting of intercompany Debt permitted under Section 5.02(b)(i)(B) or 5.02(b)(ii);

                  (vii) Acquisitions (A) described on Schedule 5.02(f) hereto or
            (B) to which the Required Lenders have consented in writing in advance of such Acquisition; and

                  (viii) Acquisitions by any Loan Party of either the majority of the stock of or any of the assets of any other Person; provided that, with respect to Investments made under this clause (viii): (A) not less than 30 Business Days prior to making any Permitted Acquisition, the Borrower shall submit to each of the Lender Parties the following information: (1) a copy of the signed letter of intent and a current draft or a signed copy, as the case may be, of the acquisition agreement with any prepared exhibits, (2) a written description of the Person to be acquired, including, without limitation, the location and type of operations, key management and HMO assets of such Person, if any, (3) if available, historical financial statements of such Person for the prior two years and the most recent interim financial statements of such Person, and (4) consolidated financial statements and projections for both the Consolidated Group giving Pro Forma Effect to the Debt associated with the Acquisition and the Consolidated EBITDA and Consolidated EBITDAR associated with such Person or the assets that are the subject of the Acquisition, and indicating (I) compliance on a joint, consolidated basis with the financial covenants set forth in
            Section 5.04 as of the closing of the Acquisition and (II) projected compliance for the ensuing 12 months after the closing of the Acquisition with each financial covenant in Section 5.04, (B) the Permitted Acquisition Price, together with the Permitted Acquisition Prices of all other Acquisitions occurring in the immediately preceding 12-month period does not exceed $40,000,000 in the aggregate, (C) the business of the Person to be acquired is in the HMO Business or healthcare related business and is located in the United States of America, (D) no Default has occurred and is continuing, or would otherwise occur as a result of or in connection with the Permitted Acquisition, (E) the provisions of Section 5.01(j) shall be complied with in connection with the Permitted Acquisition, and (F) the Permitted Acquisition Price for each such Acquisition shall not exceed $25,000,000.

            (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i), (ii) or (iii) below or would result therefrom:

                  (i) the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its Capital Stock with the proceeds received contemporaneously from the issue of new shares of its Capital Stock with equal or inferior voting powers, designations, preferences and rights,

                  (ii) any Subsidiary of the Parent may (A) declare and pay cash dividends to its equity owners on a pro rata basis and (B) accept capital contributions from its parent to the extent permitted under Section 5.01(f)(i),

                  (iii) the Parent may declare and pay cash dividends on its
            Preferred Stock in accordance with the terms thereof and may declare and pay distributions payable in common stock of the Parent,

                  (iv) the Parent may redeem stock owned by terminated or deceased employees, provided that the amounts expended for such redemption shall not exceed $250,000 in the aggregate, and provided further that at the time of any such expenditure no Default has occurred and is continuing, and

                  (v) the Parent may implement a stock option plan in which the only stock to be offered under such plan would be the Capital Stock of the Parent, and the Parent may also split its stock, to be effected as a stock dividend, to accomplish the foregoing stock option plan.

            (h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in any manner that could reasonably be expected to result in a Material Adverse Effect, except that the Parent may amend its certificate of incorporation to increase the authorized number of shares of Capital Stock to effectuate the stock option plan referred to in Section 5.02(g)(v).

            (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

            (j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Advances in accordance with the terms of this Agreement, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower or the Parent.

            (k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, or take any other action in connection with any Related Document, in each case, that could reasonably be expected to result in a Material Adverse Effect or permit any of its Subsidiaries to do any of the foregoing, except that the Parent may amend and/or waive certain provisions of the Parent Stockholders' Agreement to the extent that such amendments and/or waivers effectuate the stock option plan referred to in
      Section 5.02(g)(v).

            (l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets in favor of the Secured Parties, except in connection with (i) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (ii) any Capitalized Lease permitted by
      Section 5.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

            (m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

            (n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

            (o) Consolidated Capital Expenditures. Make, or permit any of its Subsidiaries to make, any capital expenditures that would cause the aggregate of all such Consolidated Capital Expenditures made by the Consolidated Group during the period shown to exceed:

                                                          Consolidated Capital
                             Period                           Expenditures
                             ------                           ------------
            Closing Date through December 31, 2001              $6 million
            January 1, 2002 through December 31, 2002          $11 million
            January 1, 2003 through December 31, 2003           $7 million
            January 1, 2004 through the Termination Date        $4 million

            (p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Parent or any Subsidiary of the Parent (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent.

            (q) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, or take any other action in connection with any Material Contract, in each case that could reasonably be expected to result in a Material Adverse Effect.

            (r) ERISA. Have, or permit any other Loan Party or any ERISA Affiliate to have, any Plan or Multiemployer Plan.

      SECTION 5.03. Reporting Requirements.

      So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower shall furnish to the Agents and the Lender Parties:

            (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

            (b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Consolidated Group, including therein consolidated and consolidating balance sheets of the Consolidated Group as of the end of such Fiscal Year and consolidated and consolidating statements of income and a consolidated statement of cash flows of the Consolidated Group for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Deloitte & Touche or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Consolidated Group, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of a Responsible Officer of the Borrower stating that (A) such officer has individually reviewed the provisions of this Agreement; (B) a review of the activities of the Consolidated Group during such year or quarterly period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower and the Parent have fulfilled all of their obligations under this Agreement; and (C) to the best of such officer's knowledge, the Borrower and the Parent have observed and performed each undertaking contained in this Agreement and are not in default in the observance or performance of any of the provisions hereof or, if in default, specifying all such defaults and events of which such officer may have knowledge.

            (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, consolidated and consolidating balance sheets of the Consolidated Group as of the end of such quarter and consolidated and consolidating statements of income and a consolidated statement of cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated and consolidating statements of income and a consolidated statement of cash flows of the Consolidated Group for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that (A)


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      such officer has individually reviewed the provisions of this Agreement;
      (B) a review of the activities of the Consolidated Group during such year or quarterly period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower and the Parent have fulfilled all of their obligations under this Agreement; and (C) to the best of such officer's knowledge, the Borrower and the Parent have observed and performed each undertaking contained in this Agreement and are not in default in the observance or performance of any of the provisions hereof or, if in default, specifying all such defaults and events of which such officer may have knowledge and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

            (d) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, a consolidated balance sheet of the Consolidated Group as of the end of such month and consolidated and consolidating statements of income of the Consolidated Group for the period commencing at the end of the previous month and ending with the end of such month and consolidated and consolidating statements of income, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding Fiscal Year, all in reasonable detail, subject to year-end adjustments, and duly certified by a Responsible Officer of the Borrower.

            (e) Annual Budget. On or before January 31 of each year, a pro forma budget (including projected Consolidated Capital Expenditures) for the ensuing Fiscal Year, in a form similar to that provided by the Parent to its stockholders for Fiscal Year 1996 pursuant to the Parent Stockholders' Agreement or otherwise in a form reasonably satisfactory to the Administrative Agent.

            (f) Litigation or Loss of Accreditation. (i) Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), (ii) promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto, (iii) promptly after receipt thereof, all notices of loss of accreditation, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority at any HMO Subsidiary, and (iv) promptly after receipt thereof, all other material deficiency notices, compliance orders or adverse reports issued by any Governmental Authority or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could result in the suspension or forfeiture of any license, certification, or accreditation necessary for such HMO Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any HMO Subsidiary.

            (g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any other


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      Governmental Authority that may be substituted therefor, with any national securities exchange or with HMO Regulators (other than routine, periodic non-material reports filed with such HMO Regulators).

            (h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in any mortgages securing the loans and obligations hereunder to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

            (i) Insurance. As soon as available and in any event within 60 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and each of its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

            (j) Management Letters. Immediately upon receipt thereof by the Parent or any of its Subsidiaries, copies of all management letters and any other reports that are submitted to the Parent or such Subsidiary by its independent accountants in connection with any annual or interim audit of the Records of the Parent or such Subsidiary by such accountants.

            (k) Reserves Adequacy. Within 60 days of the Administrative Agent's request and explanation therefor, a report in form and scope satisfactory to the Administrative Agent of the adequacy of reserves of any HMO Subsidiary or of any other matter that the Administrative Agent may deem necessary, prepared by an independent actuarial or accounting firm (including the Parent's independent accounting firm) acceptable to the Required Lenders; provided that any particular type of report shall not be requested more often than once during any Fiscal Year and then only as of mid-year or fiscal year-end.

            (l) Reinsurance Arrangements. As soon as available, and in event within 120 days after the end of each Fiscal Year of the Parent, a schedule setting forth in reasonable detail the reinsurance arrangements maintained, as required by Section 5.01(d), by each of the HMO Subsidiaries of the Parent as of the end of such Fiscal Year (with any changes subsequent to the end of such Fiscal Year described therein).

            (m) Loss of License, Etc. Promptly following receipt thereof, copies of each notice regarding the loss or threatened loss by any HMO Subsidiary of its accreditation, licensing or certification by any HMO Regulator.

            (n) Non-Compliance with HMO Regulations. Promptly following receipt thereof, all correspondence received by the Parent or any of its Subsidiaries from an HMO Regulator that asserts that the Parent or any of its Subsidiaries is not in compliance in all material respects with any HMO Regulation or threatens the taking of action against the Parent or any of its Subsidiaries under the HMO Regulations.

            (o) HMO Reports. Promptly following each request by the Administrative Agent therefor, specifying in reasonable detail the types of documents to be provided, copies of any and all statements, audits, studies or reports submitted by or on behalf of the Parent or any of its


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      Subsidiaries to any governmental or regulatory authority charged with the regulation or oversight of HMOs.

            (p) HMO Investments. Promptly, and in any event within 10 Business Days of the occurrence thereof, written notification of Investments by any member of the Consolidated Group in any HMO Subsidiary that, individually or in the aggregate in any Fiscal Year of the Parent, exceed 10% of the Company Action Level (as defined by the NAIC and as determined in accordance with SAP at the immediately preceding fiscal year-end determination thereof) of such HMO Subsidiary.

            (q) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

      SECTION 5.04. Financial Covenants.

      So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Parent shall:

            (a) Consolidated Debt/EBITDA Ratio. Maintain at all times a Consolidated Debt/EBITDA Ratio of not more than 1.5:1.0.

            (b) Consolidated Fixed Charge Coverage Ratio. Maintain at all times a Consolidated Fixed Charge Coverage Ratio of not less than 1.5:1.0.

            (c) Consolidated Net Worth. Maintain at all times an excess of total assets over total liabilities, in each case of the Consolidated Group, of not less than $100,000,000, plus, as of the last day of each fiscal quarter, an amount equal to 50% of Consolidated Net Income for the quarter then ended (but not less than zero), such increase to be cumulative.

            (d) Minimum Surplus/Statutory Surplus. At the end of each fiscal quarter of the Parent,

                  (i) AmeriChoice of New Jersey, Inc. shall maintain "net worth" (as defined in the New Jersey HMO Regulations as the difference between statutory assets and statutory liabilities) at least equal to 150% of the amount thereof required to be maintained under the New Jersey HMO Regulations;

                  (ii) AmeriChoice of New York, Inc. shall maintain "net worth" (as defined in the New York HMO Regulations as the difference between statutory assets and statutory liabilities) at least equal to 150% of the amount thereof required to be maintained under the New York HMO Regulations;

                  (iii) AmeriChoice of Pennsylvania, Inc. shall maintain "net worth" (as defined in the Pennsylvania HMO Regulations as the difference between statutory assets and statutory liabilities) at least equal to 150% of the amount thereof required to be maintained under the Pennsylvania HMO Regulations; and



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                  (iv)  upon becoming an HMO Subsidiary, each other HMO
            Subsidiary shall maintain "net worth" (as defined in its applicable state HMO Regulations as the difference between statutory assets and statutory liabilities) at least equal to 150% of the amount thereof required to be maintained under the applicable HMO Regulations.

            (e) Risk-Based Capital Ratio. At the end of each Fiscal Year of the Parent,

                  (i) AmeriChoice of New Jersey, Inc. shall maintain (A) at the end of Fiscal Year 2001 of the Parent, a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.0:1.0 and (B) thereafter, a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.25:1.0;

                  (ii) AmeriChoice of New York, Inc. shall maintain a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.25:1.0;

                  (iii) AmeriChoice of Pennsylvania, Inc. shall maintain a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.25:1.0; and

                  (iv) upon becoming an HMO Subsidiary, each other HMO Subsidiary shall maintain a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.25:1.0.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

      SECTION 6.01. Events of Default.

      If any of the following events ("Events of Default") shall occur and be continuing:

            (a) (i) the Borrower shall fail to pay any principal of any Advance or interest on any Advance, or any Loan Party shall fail to make any other payment (other than any fees) under any Loan Document, in each case under this clause (i) within five days after the same becomes due and payable or (ii) the Borrower shall fail to pay any fee payable hereunder within ten days after written notice thereof; or

            (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

            (c) (i) the Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (i), (j) or (o), 5.02 or 5.04, or (ii) the Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03 if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

            (d) any Loan Party shall fail to perform or observe any other term, covenant or


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
      agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

            (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(f); or

            (g) any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (i) any provision of any Loan Document after delivery thereof pursuant to Section


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
      3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

            (j)   any Collateral Document after delivery thereof pursuant to
      Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby; or

            (k) Within 30 days after either Anthony Welters or Jess Sweely shall at any time for any reason cease to be active in the management of the Borrower, the Borrower shall have failed to deliver to the Administrative Agent a management succession plan acceptable to the Required Lenders; or

            (l)   a Change of Control shall occur; or

            (m) an HMO Event shall have occurred and remain unremedied for 30 days after the occurrence thereof (or such lesser period of time, if any, as the HMO Regulator administering the HMO Regulations shall have imposed for the cure of such HMO Event); or

            (n) any HMO Subsidiary shall suffer the loss of 25% or more of the enrolled recipients for which it is responsible as measured from the beginning of the previous month or from the close of its immediately preceding Fiscal Year end.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to the Issuing Bank, direct the Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Standby Letter of Credit issued by it, and the Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and
(y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

      SECTION 6.02. Actions in Respect of the Letters of Credit upon Default.

      If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions


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
described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower shall, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.


                                   ARTICLE VII

                                   THE AGENTS

      SECTION 7.01. Authorization and Action.

            (a) Each Lender Party (in its capacities as a Lender, the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

            (b) Each of the Secured Parties (in its capacities as a Lender, the Issuing Bank (if applicable) and a potential Hedge Bank) hereby appoints and authorizes the Collateral Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Collateral Agent may from time to time in its discretion appoint any of the other Lender Parties or any of the Affiliates of a Lender Party to act as its co-agent or sub-agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent. In this connection, such co-agents and sub-agents shall be entitled to the benefits of all provisions of this Article VII (including, without limitation, Section 7.05, as


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
      though such co-agents or sub-agents were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

            (c) The Syndication Agent shall not have any powers or discretion under this Agreement or any of the other Loan Documents other than those bestowed upon it as a co-agent or sub-agent from time to time by the Collateral Agent pursuant to Section 7.01(b), and each of the Lender Parties hereby acknowledges that the Syndication Agent shall not have any liability under this Agreement or any of the other Loan Documents.

      SECTION 7.02. Agents' Reliance, Etc.

      Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

      SECTION 7.03. Bank of America, BAS and Affiliates.

      With respect to its Commitments, the Advances made by it and the Notes issued to it, Bank of America shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and BAS and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Bank of America and BAS were not Agents and without any duty to account therefor to the Lender Parties.

      SECTION 7.04. Lender Party Credit Decision.

      Each Lender Party acknowledges that it has, independently and without reliance upon any Agent


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
or any other Lender Party and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      SECTION 7.05. Indemnification.

            (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided in Section 7.05(c)) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.

            (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

            (c) For purposes of this Section 7.05, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) their respective Unused Term Commitments at such time and (iv) their respective Unused Working Capital Commitments at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party


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shall be responsible for the failure of any other Lender Party to reimburse such
Agent or the Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

      SECTION 7.06. Successor Agents.

      Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent's resignation or removal under this
Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent's resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                  ARTICLE VIII

                                 PARENT GUARANTY

      SECTION 8.01. Parent Guaranty.

            (a) The Parent hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by the Parent under this Article VIII being the "Parent Guaranty") the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise under the terms of the Loan Documents, of all of the Guaranteed Obligations and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by any of the Agents or any of the other Secured Parties in enforcing any rights under this Parent Guaranty and the other Loan Documents. Without limiting the generality of the foregoing, the Parent's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to any of the Agents or any of the other Secured Parties under or in respect of the Loan


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Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

            (b) The Parent, and by its acceptance of this Parent Guaranty, each of the Agents and each of the other Secured Parties, hereby confirms that it is the intention of all such Persons that this Parent Guaranty and the Obligations of the Parent hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to the protection of creditors' rights or the relief of debtors to the extent applicable to this Parent Guaranty and the Obligations of the Parent hereunder. To effectuate the foregoing intention, the Parent, each of the Agents and each of the other Secured Parties hereby irrevocably agree that the Guaranteed Obligations and all of the other liabilities of the Parent under this Parent Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Parent that are relevant under such laws, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the Subsidiaries of the Parent in respect of the Obligations of such Subsidiary under the Subsidiary Guaranty and, in the case of the Parent, this Parent Guaranty, result in the Guaranteed Obligations and all other liabilities of the Parent under this Parent Guaranty not constituting a fraudulent transfer or conveyance.

            (c) The Parent hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to the Secured Parties under this Parent Guaranty, the Subsidiary Guaranty or any other guarantee, the Parent shall contribute, to the maximum extent permitted by applicable law, such amounts to each of the Subsidiaries of the Parent party to the Subsidiary Guaranty and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

      SECTION 8.02. Guaranty Absolute.

            (a) The Parent guarantees that all of the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any of the Agents or any of the other Secured Parties with respect thereto. The Obligations of the Parent under this Parent Guaranty are independent of the Guaranteed Obligations or any other Obligations of any of the other Loan Parties under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Parent Guaranty, irrespective of whether any action is brought against the Borrower or any of the other Loan Parties or whether the Borrower or any of the other Loan Parties is joined in any such action or actions. The liability of the Parent under this Parent Guaranty shall be absolute, unconditional and irrevocable irrespective of, and the Parent hereby irrevocably waives (to the fullest extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any and all of the following:

                  (i) any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any of the Loan Parties under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any of the Loan Documents (including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any


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            of the other Loan Parties or any of their respective Subsidiaries or otherwise);

                  (iii) any taking, exchange, release or nonperfection of any of the Collateral, or any taking, release or amendment or waiver of, or consent to departure from, the Subsidiary Guaranty or any other guarantee, for all or any of the Guaranteed Obligations;

                  (iv) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any of the other Loan Parties under or in respect of the Loan Documents, or any other property and assets of any of the other Loan Parties or any of their respective Subsidiaries;

                  (v) any change, restructuring or termination of the corporate structure or existence of any of the other Loan Parties or any of their respective Subsidiaries;

                  (vi) any failure of any of the Secured Parties to disclose to any of the Loan Parties any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties now or hereafter known to such Secured Party (the Parent waiving any duty on the part of the Secured Parties to disclose such information);

                  (vii) the failure of any Person to execute the Subsidiary
            Guaranty or any other guarantee or agreement or the release or reduction of liability of any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

                  (viii) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by any of the Agents or any of the other Secured Parties) that might otherwise constitute a defense available to, or a discharge of, the Parent, the Borrower, any of the other Loan Parties or any other guarantor or surety.

This Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Agents or any of the other Secured Parties or by any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any of the other Loan Parties or otherwise, all as though such payment had not been made, and the Parent hereby unconditionally and irrevocably agrees that it will indemnify each of the Agents and each of the other Secured Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such Agent or such other Secured Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar law, regulation or order.

            (b) The Parent hereby further agrees that (i) the Guaranteed Obligations of the Parent may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 6.01) for purposes of this
Article VIII, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Loan Parties guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such


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Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 6.01, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent for all purposes of this Parent Guaranty.

      SECTION 8.03. Waivers and Acknowledgments.

            (a) The Parent hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Parent Guaranty, and any requirement that any of the Agents or any of the other Secured Parties protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any of the other Loan Parties or any other Person or any Collateral.

            (b) The Parent hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agents or the other Secured Parties that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or any other rights of the Parent to proceed against the Borrower, any Subsidiary Guarantor, any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the Parent under this Parent Guaranty.

            (c) The Parent hereby unconditionally and irrevocably waives any duty on the part of any of the Agents or any of the other Secured Parties to disclose to the Parent any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the other Loan Parties or any of their respective Subsidiaries now or hereafter known by such Agent or such Secured Party.

            (d) The Parent hereby unconditionally and irrevocably waives any right to revoke this Parent Guaranty, and acknowledges that this Parent Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

            (e) The Parent hereby acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section
8.02 and in this Section 8.03 are knowingly made in contemplation of such benefits.

      SECTION 8.04. Subrogation.

      The Parent hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against the Borrower, any of the other Loan Parties or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations of the Parent under this Parent Guaranty or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any of the Agents or any of the other Secured Parties against the Borrower, such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as all of the Guaranteed Obligations and all of the other amounts payable under this Parent Guaranty shall have been


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paid in full in cash, all of the Bank Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to the Parent in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Parent Guaranty, (b) the expiration or termination of all of the Bank Hedge Agreements and (c) the Termination Date, such amount shall be received and held in trust for the benefit of the Agents and the other Secured Parties, shall be segregated from the other property and funds of the Parent and shall be delivered forthwith to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and the other amounts payable under this Parent Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Guaranteed Obligations or any of the other amounts payable under this Parent Guaranty thereafter arising. If (i) the Parent shall pay to any of the Agents or any of the other Secured Parties all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all of the other amounts payable under this Parent Guaranty shall have been paid in full in cash, (iii) all of the Bank Hedge Agreements shall have expired or been terminated and (iv) the Termination Date shall have occurred, the Agents and the other Secured Parties shall, at the Parent's request and expense, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to the Parent of an interest in the Guaranteed Obligations resulting from the payment made by the Parent under this Parent Guaranty.

      SECTION 8.05. Continuing Guaranty; Assignments.

      This Parent Guaranty is a continuing guarantee and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Parent Guaranty, (ii) the expiration or termination of all of the Bank Hedge Agreements and (iii) the Termination Date, (b) be binding upon the Parent and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Agents and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any of the Secured Parties may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to such Secured Party under this Article VIII or otherwise, in each case as and to the extent provided in Section 9.07. Neither Parent nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Secured Parties.


                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.01. Amendments, Etc.

      No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders (other than any Lender Party that is, at such


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time, a Defaulting Lender) directly affected thereby, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) except in connection with a sale or disposition permitted hereunder, release the Parent from its guaranty obligations hereunder or release all or substantially all of the Subsidiary Guarantors from their guaranty obligations under the Subsidiary Guaranty, (iv) release all or substantially all of the Collateral in any transaction or series of related transactions, (v) amend this Section 9.01, (vi) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06, or (ix) release the Borrower from or consent to the assignment or transfer by the Borrower of its obligations hereunder or under the other Loan Documents; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

      SECTION 9.02. Notices, Etc.

      All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered, if to the Parent or the Borrower, at its address at 8045 Leesburg Pike, Suite 650, Vienna, Virginia 22182, Attention: Mr. Jess Sweely, Chief Operating Officer; if to any Initial Lender or the Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at Bank of America Corporate Center, 100 N. Tryon Street, 17th Floor, Charlotte, NC 28255, Attention: William D. Duke, Vice President; and if to the Administrative Agent, at its address at Bank of America Corporate Center, 100 N. Tryon Street, 17th Floor, Charlotte, NC 28255, Attention: William
D. Duke, Vice President; or, as to the Parent, the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

      SECTION 9.03. No Waiver; Remedies.

      No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.



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      SECTION 9.04. Costs and Expenses.

            (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

            (b) The Borrower agrees to indemnify and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities (except as otherwise expressly provided for in this Agreement and the other Loan Documents) or the actual or proposed use of the proceeds of the Advances or the Letters of Credit, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.

            (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any


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Lender Party to fund or maintain such Advance.

            (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

            (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section
9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

      SECTION 9.05. Right of Setoff.

      Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by
Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section
9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Agent, such Lender Party and their respective Affiliates may have.

      SECTION 9.06. Binding Effect.

      This Agreement shall become effective when it shall have been executed by the Parent, the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender and the Initial Issuing Bank that such Initial Lender and the Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Parent, the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that neither the Parent nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

      SECTION 9.07. Assignments and Participations.

            (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.16) upon at least five Business Days' notice to such Lender and the Administrative Agent, shall assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

            (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance,
      (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

            (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto;
      (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its Obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning

      Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
      (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

            (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Parent, the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

            (f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

            (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged,
      (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Parent, the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this

Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

            (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Loan Party furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

            (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

      SECTION 9.08. Execution in Counterparts.

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Manual delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

      SECTION 9.09. No Liability of the Issuing Bank.

      The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

      SECTION 9.10. Confidentiality.

      Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party and
(d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party.

      SECTION 9.11. Release of Collateral.

      Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent shall, at the Borrower's expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

      SECTION 9.12. Jurisdiction, Etc.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      SECTION 9.13. Governing Law.

      This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 9.14. Waiver of Jury Trial.

      Each of the Parent, the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    AMERICHOICE CORPORATION


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:


                                    AMERICHOICE HEALTH SERVICES, INC.


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:











                                               AMERICHOICE HEALTH SERVICES, INC.
                                           AMENDED AND RESTATED CREDIT AGREEMENT

                                    BANK OF AMERICA, N.A.,
                                       as Administrative Agent, Collateral
                                       Agent, a Lender, and Initial Issuing Bank


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:


                                    BANC OF AMERICA SECURITIES LLC,
                                       as Arranger


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:


                                    FIRST UNION NATIONAL BANK,
                                       as Syndication Agent and a Lender


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:


                                    COMERICA BANK,
                                       as a Lender


                                    By
                                      ----------------------------------------
                                       Name:
                                       Title:





                                               AMERICHOICE HEALTH SERVICES, INC.
                                           AMENDED AND RESTATED CREDIT AGREEMENT

                                   SCHEDULE I

                   COMMITMENTS AND APPLICABLE LENDING OFFICES




                                                             WORKING         LETTER OF          BASE RATE AND
                            COMMITMENT        TERM           CAPITAL          CREDIT             EURODOLLAR
 NAME OF INITIAL LENDER     PERCENTAGE     COMMITMENT      COMMITMENT       COMMITMENT         LENDING OFFICE
-----------------------------------------------------------------------------------------------------------------------
Bank of America, N.A.       42.857143%   $19,285,714.30   $10,714,285.70   $ 4,285,714.30   101 North Tryon Street
                                                                                            15th Floor
                                                                                            Charlotte, North Carolina
                                                                                             28255
                                                                                            Attention: Libby Garver

First Union National Bank   35.714286%   $16,071,428.70   $ 8,928,571.30   $ 3,571,428.60    201 South Jefferson Street
                                                                                            Roanoke, Virginia 24011
                                                                                            Attention: Stanley Stephens


Comerica Bank               21.428571%   $ 9,642,857.00   $ 5,357,143.00   $ 2,142,857.10    500 Woodward Avenue
                                                                                            Detroit, Michigan 48226
                                                                                            Attention: Craig Durno
                            ----------   --------------   --------------   --------------
                               100%      $45,000,000.00   $25,000,000.00   $10,000,000.00

                                   SCHEDULE II

                              SUBSIDIARY GUARANTORS


Information Network Corporation

                                  SCHEDULE III

                                EQUITY INVESTORS

                            AMENDMENT NO. 1 & CONSENT

      THIS AMENDMENT NO. 1 & CONSENT dated as of February __, 2002 (this "Amendment") relating to the Credit Agreement referenced below is by and among AMERICHOICE HEALTH SERVICES, INC., a Delaware corporation (the "Borrower"), AMERICHOICE CORPORATION, a Delaware parent corporation (the "Parent"), certain subsidiaries and affiliates identified on the signature pages hereto (together with the Parent, the "Guarantors"), the Lenders and BANK OF AMERICA, N.A. (the "Administrative Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

                               W I T N E S S E T H

      WHEREAS, a $70 million term loan and working capital revolving credit facility has been established in favor of the Borrower pursuant to the terms of that Amended and Restated Credit Agreement dated as of May 4, 2001 (as amended and modified, the "Credit Agreement") among the Borrower, the Guarantors, the Lenders and the Administrative Agent;

      WHEREAS, the Borrower has requested an increase of $15 million to the Working Capital Facility and certain other modifications to the Credit Agreement; and

      WHEREAS, the Lenders have agreed to the requested increase and modifications on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      SECTION 1 Consent. In anticipation of an initial public offering of its capital stock, the Parent plans to make certain redemptions and enter into certain other transactions more particularly described on Schedule 5.02(f)(i) hereto. The planned redemptions and other transactions will be financed, in part, by a Working Capital Advance to the Borrower under the Credit Agreement and, in turn, an intercompany loan by the Borrower to the Parent (the "Intercompany Loan") of the proceeds thereof. Subject to the other terms and conditions of this Amendment and the Credit Agreement as amended hereby, the Lenders hereby consent to the Intercompany Loan and the redemptions and other transactions set forth on Schedule 5.02(f)(i).

      SECTION 2 Amendments. The Credit Agreement is hereby amended and modified in the following respects:

      2.1 Working Capital Facility. The Working Capital Facility is increased by $15 million in the aggregate, and Schedule I to the Credit Agreement is amended and restated to reflect the increased Working Capital Commitments of the Lenders to read as Schedule I hereto.

      2.2   Definitions.

            (a) The following new definitions are added to Section 1.01 to read as follows:

                  "Amendment No. 1" means that certain Amendment No. 1 & Consent to the Credit Agreement, dated as of February __, 2002, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

                  "Fixed Charges" means, for any period for the Borrower, the sum of (i) the cash portion of interest expense, plus (ii) current maturities of Funded Debt, in each case determined in accordance with GAAP.

                  "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) the sum of the Borrower's EBITDA plus EBITDA of the Borrower's non-HMO Subsidiaries plus Net Dividends to (ii) Fixed Charges.

                  "Net Dividends" means, for any period, dividends from HMO
            Subsidiaries to the Borrower minus cash Investments made by the Borrower in the HMO Subsidiaries.

            (b)   Clause (i) of the definition of "Applicable Margin" in Section
      1.01 is amended and restated to read as follows:

            (i) from the date of Amendment No. 1 (February __, 2002) and for a period of three months therefrom, 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurodollar Rate Advances, and

            (c)   Clause (i) of the definition of "Applicable Percentage" in
      Section 1.01 is amended and restated to read as follows:

            (i) from the date of Amendment No. 1 (February __, 2002) and for a period of three months therefrom, 0.425% per annum and

            (d) The following definition in Section 1.01 is amended and restated to read as follows:

                  "Letter of Credit Commitment" means, with respect to the
            Issuing Bank at any time, the total amount set forth on Schedule I hereto under the caption "Letter of Credit Commitment", as such amount may be reduced pursuant to Section 2.05.

      2.3 Mandatory Commitment Reductions. Subsection (iii) of Section 2.05(b) is renumbered as subsection (iv), and a new subsection (iii) is added to read as follows:

            (iii) The Working Capital Facility shall be automatically and permanently reduced in the following amounts on each of the following dates:

                Date of Reduction            Amount of Reduction
                -----------------            -------------------
                September 30, 2002              $1.5 million
                 December 31, 2002              $1.5 million
                  March 31, 2003                $1.5 million
                   June 30, 2003                $1.5 million
                September 30, 2003              $1.5 million
                 December 31, 2003              $1.5 million
                  March 31, 2004                $1.5 million

      2.4   Use of Proceeds. The following proviso is added to the end of
Section 2.14 to read as follows:

      ; provided that up to $33 million may be used to finance the redemptions and other transactions by the Parent set forth on Schedule 5.02(f)(i) hereto.

      2.5 Investments. Clauses (C) and (D) of Section 5.02(f)(i) are relettered as clauses (D) and (E) respectively, and a new clause (C) is added to read as follows:

            (C) up to $33 million in Investments and intercompany loans by the Borrower in and to the Parent to finance certain redemptions and other transactions by the Parent set forth on Schedule 5.02(f)(i) hereto,

      2.6   Restricted Payments. A new clause (vi) is added at the end of
Section 5.02(g) to read as follows:

            (vi) so long as no Default shall have occurred and be continuing or result therefrom, the Parent may make the redemptions and enter into the transactions set forth on Schedule 5.02(f)(i) hereto in an amount not to exceed $33 million in the aggregate.

      2.7   Minimum Surplus Covenant. Each reference to "150%" in clauses (i),
(ii), (iii) and (iv) of Section 5.04(d) is amended to read "110%".

      2.8 Risk-Based Capital Ratio. Each reference to a ratio "equal to or greater than 1.25:1.0" in clauses (i), (ii), (iii) and (iv) of Section 5.04(e) is amended to read "equal to or greater than 1.1:1.0".

      2.9 Fixed Charge Coverage Ratio. A new subsection (f) is added at the end of Section 5.04 to read as follows:

            (f) Fixed Charge Coverage Ratio. As of the end of each fiscal year of the Borrower, cause the Borrower to maintain a Fixed Charge Coverage Ratio of not less than:

                Fiscal Year Ending      Fixed Charge Coverage Ratio
                ------------------      ---------------------------
                 December 31, 2002                1.5:1.0
                 December 31, 2003               1.25:1.0

      2.10 Schedule 5.02(f)(i). A new Schedule 5.02(f)(i) describing the redemptions and other transactions of the Parent in anticipation of an initial public offering of its capital stock is hereby added to the Credit Agreement to read as Schedule 5.02(f)(i) hereto.

      SECTION 3 Conditions Precedent. This Amendment shall be effective immediately upon receipt by the Agent of all of the following, each in form and substance satisfactory to the Agent:

            (i) counterparts of this Amendment duly executed by the Loan Parties and the Lenders;

            (ii)  resolutions of the Loan Parties;

            (iii) legal opinions from counsel to the Loan Parties;

            (iv) a fee of 62.5 basis points (0.625%) on the increase in Working Capital Commitments, which fee shall be deemed fully earned and due and payable on the effective date of this Amendment; and

            (v) any and all other fees due in connection herewith, which fees shall be deemed fully earned and due and payable on the effective date of this Amendment.

      SECTION 4   Miscellaneous.

      4.1 The Loan Parties hereby affirm that, after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except those which expressly relate to an earlier period).

      4.2 Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents (including schedules and exhibits thereto) shall remain in full force and effect.

      4.3 The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen, PLLC.

      4.4 This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

      4.5 This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with the laws of, the State of New York.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:                     AMERICHOICE HEALTH SERVICES, INC.,
                              a Delaware corporation

                              By:
                                 ---------------------------
                              Name:
                              Title:

GUARANTORS:                   AMERICHOICE CORPORATION,
                              a Delaware corporation

                              By:
                                 ---------------------------
                              Name:
                              Title:

                              INFORMATION NETWORK CORPORATION,
                              an Arizona corporation

                              By:
                                 ---------------------------
                              Name:
                              Title:



                                               AMERICHOICE HEALTH SERVICES, INC.
                                                       AMENDMENT NO. 1 & CONSENT

ADMINISTRATIVE AGENT:         BANK OF AMERICA, N.A.,
                              as Administrative Agent

                              By:
                                 ---------------------------
                              Name:
                              Title:

LENDERS:                      BANK OF AMERICA, N.A.

                              By:
                                 ---------------------------
                              Name:
                              Title:

                              FIRST UNION NATIONAL BANK

                              By:
                                 ---------------------------
                              Name:
                              Title:

                              COMERICA BANK

                              By:
                                 ---------------------------
                              Name:
                              Title:




                                               AMERICHOICE HEALTH SERVICES, INC.
                                                       AMENDMENT NO. 1 & CONSENT

                                   Schedule I

                   COMMITMENTS AND APPLICABLE LENDING OFFICES

                                                         Working
                              Term                       Capital                       Letter of
                           Commitment      Term         Commitment   Working Capital      Credit      Base Rate and Eurodollar
        Lender             Percentage   Commitment      Percentage      Commitment      Commitment         Lending Office
        ------             ----------   ----------      ----------      ----------      ----------         --------------

Bank of America, N.A.      42.857143%  $19,285,714.30  39.28571425%   $15,714,285.70  $ 4,285,714.30  101 North Tryon Street,
                                                                                                      15th Floor
                                                                                                      Charlotte, North Carolina
                                                                                                      28255
                                                                                                      Attn: Libby Garver

First Union National Bank  35.714286%  $16,071,428.70  34.82142825%   $13,928,571.30  $ 3,571,428.60  201 South Jefferson Street
                                                                                                      Roanoke, Virginia  24011
                                                                                                      Attn: Stanley Stephens

Comerica Bank              21.428571%  $ 9,642,857.00  25.8928575%    $10,357,143.00  $ 2,142,857.10  500 Woodward Avenue
                                                                                                      Detroit, Michigan  48226
                                                                                                      Attn: Craig Durno
                           -------------------------------------------------------------------------
                   Total:    100%      $45,000,000.00      100%       $40,000,000.00  $10,000,000.00

                               Schedule 5.02(f)(i)

                       REDEMPTIONS AND OTHER TRANSACTIONS


      [1.   REPURCHASE OF EXISTING SHARES FROM NON-INSTITUTIONAL SHAREHOLDERS IN
AN ESTIMATED AMOUNT OF $30.4 MILLION IN THE AGGREGATE.

      2. TENDER OFFER TO OPTION HOLDERS HOLDING VESTED OPTIONS IN AN ESTIMATED AMOUNT OF $2.1 MILLION IN THE AGGREGATE.]